SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

QUALCOMM INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5775 Morehouse Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 12, 2002

To the Stockholders of QUALCOMM Incorporated:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of QUALCOMM Incorporated, a Delaware corporation (the “Company”), will be held at Copley Symphony Hall, 750 B Street, San Diego, California 92101, on Tuesday, February 12, 2002 at 8:30 a.m. local time for previewing product displays, and 9:30 a.m. local time for the following purposes:

1.	To elect five Class II directors to hold office until the 2005 Annual Meeting of Stockholders.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending September 29, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on December 14, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Irwin Mark Jacobs
Chairman of the Board
and Chief Executive Officer

San Diego, California

December 27, 2001

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR VOTE ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

PLEASE REFER TO YOUR PROXY CARD TO DETERMINE IF YOU ARE ELIGIBLE TO VOTE EITHER BY PHONE OR VIA THE INTERNET AT WWW.PROXYVOTE.COM.

QUALCOMM INCORPORATED

5775 Morehouse Drive
San Diego, California 92121

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
February 12, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of QUALCOMM Incorporated, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, February 12, 2002, at 9:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Copley Symphony Hall, 750 B Street, San Diego, California 92101. The Company intends to mail this proxy statement and accompanying proxy card on or about December 27, 2001 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on December 14, 2001 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 765,910,136 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. With respect to the election of directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to five votes for each share held. Each stockholder may give one candidate, who has been nominated prior to voting, all the votes such stockholder is entitled to cast or may distribute such votes among as many such candidates as such stockholder chooses. However, no stockholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the secretary of the Company at the Company’s principal executive offices, 5775 Morehouse Drive, San Diego, California 92121-1714, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission (the “SEC”) is August 29, 2002. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also August 29, 2002. Stockholders are also advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Financial Information

      Attached in Appendix 1 is certain financial information of the Company that was originally filed with the SEC on November 9, 2001 as part of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001. The Company has not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with subsequent information filed by the Company with the SEC and other publicly available information.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, each class consisting, as nearly as possible, of one-third the total number of directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

      The Company’s Restated Certificate of Incorporation provides that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at 13. Five seats on the Board of Directors, currently held by Robert E. Kahn, Jerome S. Katzin, Duane A. Nelles, Frank Savage and Brent Scowcroft have been designated as Class II Board seats, with the term of the directors occupying such seats expiring as of the Annual Meeting. Dr. Kahn, Messrs. Katzin, Nelles and Savage, and General Scowcroft will stand for re-election at this Annual Meeting.

      Each of the nominees for election to this class is currently a Board member of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the five nominees would serve until the 2005 Annual Meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal.

      If a quorum is present and no stockholder has exercised cumulative voting rights, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. If a stockholder has exercised cumulative voting rights, the five candidates receiving the highest number of affirmative votes of the shares entitled to be voted for such directors will be elected directors of the Company. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2005 Annual Meeting

ROBERT E. KAHN

      Robert E. Kahn, age 63, became a Director of the Company in February 1997. Dr. Kahn is chairman, chief executive officer and president of the Corporation for National Research Initiatives (CNRI), which he founded in 1986. From 1972 to 1985, he was employed at the U.S. Defense Advanced Research Projects Agency, where his last position was director of the Information Processing Techniques Office. From 1966 to 1972, Dr. Kahn was a senior scientist with Bolt Beranek and Newman, where he was responsible for the system design of the Arpanet, the first packet switched network. Dr. Kahn received numerous awards for his pioneering work on the Internet for which he received the 1997 National Medal of Technology. Dr. Kahn received a B.E.E. degree from the City College of New York and M.A. and Ph.D. degrees from Princeton University. He is a member of the National Academy of Engineering.

JEROME S. KATZIN

      Jerome S. Katzin, age 83, became a Director of the Company in November 1987. From 1953 until his retirement in 1990, Mr. Katzin was engaged in investment banking with Kuhn Loeb & Co. and successor firms. Mr. Katzin is a graduate of the University of Chicago and has a J.D. degree from the University of Chicago Law School. He served on the legal staff of the U.S. Securities and Exchange Commission from 1941 to 1953 and held the position of director of the Division of Public Utilities. He is a member of the Board of Overseers of the University of California at San Diego, is a member of the International Advisory Board of the University of California at San Diego Graduate School of International Relations and Pacific Studies, and was formerly a trustee and President of the U.C. San Diego Foundation.

DUANE A. NELLES

      Duane A. Nelles, age 58, a certified public accountant, became a Director of the Company in August 1988. Mr. Nelles has also served on the board of directors of WFS Financial Inc., an automotive finance company, since July 1995. He has been in the personal investment business since 1987. Prior to that time, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand, L.L.P., which he joined in 1968 after receiving his M.B.A. degree from the University of Michigan.

FRANK SAVAGE

      Frank Savage, age 63, became a Director of the Company in February 1996. He is chairman and chief executive officer of Savage Holdings LLC, a global financial services company focusing on private equity and investment advisory services. He served as chairman of Alliance Capital Management International and a director of Alliance Capital Management Corporation from July 1993 to August 2001. He also served as senior vice president of The Equitable Life Assurance Society of the United States from February 1988 until March 1996. Alliance Capital is an investment management subsidiary of The Equitable Life Assurance Society. He was the chairman of Equitable Capital Management Corporation, an Equitable Life investment management subsidiary, from April 1992 until it merged with Alliance Capital in July 1993. Mr. Savage is a director of Lockheed Martin Corporation, an aero-technology corporation, Enron Corporation, an energy company, Essence Communications, Inc., a media company, and The Johns Hopkins and Howard Universi-

ties. He received a B.A. degree from Howard University in 1962, an M.A. degree from The Johns Hopkins University Nitze School of Advanced International Studies in 1968 and an honorary doctorate degree in humane letters from Hofstra University.

BRENT SCOWCROFT

      Brent Scowcroft, 76, became a Director of the Company in December 1994. General Scowcroft is the president of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. He is also the president of the Forum for International Policy, a non-profit organization that he founded in 1993 that promotes American leadership and foreign policy. He served as assistant to the president for national security affairs for President George Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force lieutenant general, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as assistant to the president for national security affairs. Currently, General Scowcroft serves as a director of Pennzoil-Quaker State, an automotive consumer car care company. He received his B.S. degree from West Point and M.A. and Ph.D. degrees from Columbia University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2003 Annual Meeting

RICHARD C. ATKINSON

      Richard C. Atkinson, age 72, became a Director of the Company in January 1991. Dr. Atkinson has been serving as the president of the University of California since October 1995. Prior to that time, he served as chancellor of the University of California at San Diego since 1980. Dr. Atkinson joined the board of directors of Cubic Corporation, a high-tech electronic company, in May 1999. Dr. Atkinson is a former director of the National Science Foundation, past president of the American Association for the Advancement of Science and former chair of the Association of American Universities. He is one of the founders of Computer Curriculum Corporation. He is a member of the National Academy of Sciences, the Institute of Medicine, the National Academy of Education and the American Philosophical Society. Dr. Atkinson holds a Ph.D. degree from Indiana University and a Ph.B. degree from the University of Chicago.

DIANA LADY DOUGAN

      Diana Lady Dougan, age 59, became a Director of the Company in December 1998. Ambassador Dougan is chairwoman of the Cyber Century Forum and senior advisor and international communications studies chair of the Center for Strategic and International Studies. She has served in senior policy and management positions for more than three decades, including appointments by both Republican and Democratic presidents in senate-confirmed positions. From 1982 to 1988, as the first statutory U.S. coordinator for International Communications and Information Policy, Ambassador Dougan spearheaded international negotiations and policies involving telecom, broadcast, and information technology services on behalf of 14 federal agencies and served administratively as assistant secretary of state and holds the permanent rank of ambassador. Early in her career, Ambassador Dougan was the first CATV marketing director for Time, Inc. and an award-winning TV producer. Ambassador Dougan serves on a diversity of technology and public policy related boards including co-chair of the Center for Information Infrastructure and Economic Development under the auspices of the Chinese Academy of Social Sciences. In addition to earning undergraduate degrees in industrial psychology and English from the University of Maryland, Ambassador Dougan’s studies also include economics at the University of Utah and the Advanced Management Program at Harvard University.

PETER M. SACERDOTE

      Peter M. Sacerdote, age 64, became a Director of the Company in October 1989. Mr. Sacerdote has been an advisory director of Goldman, Sachs & Co. since May 1999 where he also serves as chairman of the

Investment Committee of its Principal Investment Area. In the five years prior to that time, he served as a limited partner of Goldman, Sachs Group, L.P. He also serves as a director of AMF Group, Inc., a bowling center operator and equipment manufacturer, Franklin Resources, Inc., a mutual fund management company and Hexcel Corporation, a materials manufacturer. He received his B.E.E. degree from Cornell University and an M.B.A. degree from the Harvard Graduate School of Business Administration.

MARC I. STERN

      Marc I. Stern, age 57, became a Director of the Company in February 1994. He has been with The TCW Group, Inc., an asset management firm, since 1990 and has served as its president since 1992. From 1988 to 1990, Mr. Stern served as president and a director of SunAmerica, Inc., a financial services company. Prior to joining SunAmerica, Mr. Stern was managing director and chief administrative officer of The Henley Group, Inc., a diversified manufacturing company and prior thereto was senior vice president of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern is the non-executive chairman of Apex Mortgage Capital, Inc., a financial services company, and chairman of TCW Galileo Funds, Inc., a registered investment company. He received a B.A. degree from Dickinson College, an M.A. degree from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law.

Directors Continuing in Office Until the 2004 Annual Meeting

IRWIN MARK JACOBS

      Irwin Mark Jacobs, age 68, one of the founders of the Company, has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since it began operations in July 1985. He served as the Company’s President prior to May 1992. Before joining the Company, he was executive vice president and a director of M/ A-COM. From October 1968 to April 1985, he held various executive positions at LINKABIT (M/ A-COM LINKABIT after August 1980), a company he co-founded. During most of his period of service with LINKABIT, he was chairman, president and chief executive officer and was at all times a director. He received his B.E.E. degree from Cornell University and his M.S. and Sc.D. degrees from the Massachusetts Institute of Technology. Dr. Jacobs is a member of the National Academy of Engineering and the American Academy of Arts and Sciences and was awarded the National Medal of Technology in 1994.

ADELIA A. COFFMAN

      Adelia A. Coffman, age 49, one of the founders of the Company, has served as a Director of the Company from July 1985 to February 1989 and since January 1992. She also served as chief financial officer of the Company from July 1985 until April 1994 and held the titles of vice president and senior vice president at the Company during that time. Ms. Coffman currently provides financial consulting services and is also active in Oregon Diverse Industries, LLC, a real estate investment and development company of which she is an owner. From July 1970 until July 1985, Ms. Coffman held various positions at LINKABIT and M/ A-COM LINKABIT. Prior to joining the Company, Ms. Coffman was controller of M/ A-COM LINKABIT. Ms. Coffman received her B.S. degree in business from San Diego State University.

NEIL KADISHA

      Neil Kadisha, age 46, joined the Company as a Director in August 1988. He is currently the chief executive officer of Omninet Capital, a venture capital firm focused on investments in the fields of wireless communications and broadband infrastructure. Mr. Kadisha is also the chairman of the board of SwitchPoint Networks, Inc., a broadband Internet technology company. He serves on the board of directors of various privately-held companies. Prior to joining QUALCOMM as a director, Mr. Kadisha served as chairman of the board and chief executive officer of Omninet Corporation. Mr. Kadisha’s academic background is in industrial management and economics from Manchester, England.

RICHARD SULPIZIO

      Richard Sulpizio, age 52, has served as a Director of the Company since December 2000. He served as President of the Company from July 1998 to July 2001 and served as the Company’s Chief Operating Officer from 1995 to July 2001. Mr. Sulpizio was president of QUALCOMM Wireless Business Solutions (formerly QUALCOMM OmniTRACS Division) from February 1994 to August 1995. Prior to his assignment in the OmniTRACS division, he held the position of chief operating officer from May 1992 to February 1994. Mr. Sulpizio joined the Company in May 1991 as vice president, Information Systems and was promoted to senior vice president in September 1991. Prior to joining the Company, Mr. Sulpizio spent eight years with Unisys Corporation, a diversified computer and electronics company. Mr. Sulpizio holds a B.A. degree from California State University, Los Angeles and his M.S. degree in systems management from the University of Southern California.

Board Committees and Meetings

      During the fiscal year ended September 30, 2001, the Board of Directors held eight meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee.

      The Audit Committee meets at least quarterly with the Company’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, recommend to the Board the independent accountants to be retained and receive and consider the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee, which as of the end of fiscal 2001 was composed of Messrs. Nelles (Committee Chairman), Kadisha and Katzin and Ms. Coffman, met eight times during such fiscal year. The members of the Audit Committee are independent directors within the meaning of Rule 4200(a)(14)of the Rules of the National Association of Securities Dealers, Inc.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under the Company’s 1991 Employee Stock Purchase Plan, 1996 Non-Qualified Employee Stock Purchase Plan and the 2001 Employee Stock Purchase Plan (collectively, the “Employee Stock Purchase Plans”), administers the Company’s 1991 Stock Option Plan and 2001 Stock Option Plan (collectively, the “Stock Option Plans”) and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which as of the end of fiscal 2001 was composed of Messrs. Katzin (Committee Chairman), Nelles and Stern and Ambassador Dougan, met four times during such fiscal year.

      The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Company’s Bylaws provide for procedures for consideration of nominees recommended by stockholders. Effective March 2000, the Nominating Committee included Dr. Atkinson (Committee Chairman), Messrs. Sacerdote and Stern and Ambassador Dougan; this Committee met once during fiscal 2001. Effective February 2001, the Nominating Committee was reconstituted to consist of Mr. Kadisha (Committee Chairman), Ms. Coffman and Mr. Stern. The Committee acted by Unanimous Written Consent during fiscal 2001 to recommend the nomination of the Class II Director nominees to the Board of Directors, subject to stockholder approval, as discussed in Proposal 1.

      The Stock Option Committee administers and awards stock options to employees and consultants (other than with respect to directors and executive officers of the Company) under the Company’s Stock Option Plans. As of the beginning of fiscal 2001, the Stock Option Committee was composed of Mr. Nelles (Committee Chairman), Dr. Jacobs and Dr. Andrew Viterbi, a former director, and met two times during such fiscal year. Effective December 2000, Mr. Sulpizio replaced Dr. Viterbi on the Stock Option Committee, which met one additional time during fiscal 2001.

      During the fiscal year ended September 30, 2001, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served and held during the period for which he or she was a Board or Committee member, respectively.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending September 29, 2002 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the Company commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Audit Fees

      During the fiscal year ended September 30, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements was $515,000.

Financial Information Systems Design and Implementation Fees

      During the fiscal year ended September 30, 2001, there were no fees billed by PricewaterhouseCoopers LLP for information systems design and implementation.

All Other Fees

      During the fiscal year ended September 30, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for all other professional services rendered on behalf of the Company were $2,132,000, including audit related services of $34,000 and non-audit services of $2,098,000. Other audit related fees include items such as fees for services rendered in connection with the preparation and filing of registration statements related to financing transactions and merger transactions, audits of employee benefit plans, comfort letters and consents, and consultation on accounting standards or transactions.

      The Audit Committee has determined the rendering of all non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of November 23, 2001 by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table under “Compensation of Executive Officers” (the “Named Executive Officers”); and (iii) all executive officers and directors of the Company as a group. Based on currently available Schedules 13D and 13G filed with the SEC, the Company does not know of any beneficial owners of more than 5% of its Common Stock.

	Beneficial Ownership(1)

	Number of	Percent of
Name of Beneficial Owner	Shares	Total

Irwin Mark Jacobs(2)	26,808,516	3.47%
Anthony S. Thornley(3)(15)	1,285,219	*
Paul E. Jacobs(4)	1,924,275	*
Steven R. Altman(5)	343,291	*
Donald E. Schrock(15)	464,799	*
Richard C. Atkinson(6)(15)	1,373,588	*
Adelia A. Coffman(7)(15)	608,552	*
Diana Lady Dougan(15)	149,332	*
Neil Kadisha(8)(15)	9,188,900	1.20%
Robert E. Kahn(15)	293,332	*
Jerome S. Katzin(9)(15)	1,689,504	*
Duane A. Nelles(10)(15)	301,332	*
Peter M. Sacerdote(11)(15)	901,332	*
Frank Savage(12)(15)	251,412	*
Brent Scowcroft(15)	399,624	*
Marc I. Stern(13)(15)	587,592	*
Richard Sulpizio(14)	1,320,030	*
All Executive Officers and Directors as a Group (20 persons)(15)	55,459,311	7.09%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 765,554,235 shares outstanding on November 23, 2001, adjusted as required by rules promulgated by the SEC.

(2)	Includes 19,279,992 shares held in family trusts. Also includes 7,528,524 shares issuable upon exercise of options exercisable within 60 days of which 1,213,472 shares are held in trusts for the benefit of Dr. Jacobs and/or his spouse, and 44,465 shares are held by Dr. Jacobs’ spouse.

(3)	Includes 1,055 shares held for the benefit of Mr. Thornley’s children.

(4)	Includes 51,488 shares held for the benefit of Dr. Jacobs’ children. Also includes 990,427 shares issuable upon exercise of options exercisable within 60 days of which 1,094 are held by Dr. Jacobs’ spouse.

(5)	Includes 59,657 shares held in family trusts. Also includes 283,634 shares issuable upon exercise of options exercisable within 60 days of which 1,968 shares are held in trusts for the benefit of Mr. Altman’s children for which Mr. Altman’s spouse is the trustee.

(6)	Includes 783,616 shares held in family trusts and 32,640 shares held in trust for the benefit of relatives.

(7)	Includes 381,220 shares held in family trusts.

(8)	Includes 2,400,000 shares held in family trusts of which Mr. Kadisha is a trustee and disclaims beneficial ownership.

(9)	Includes 15,500 shares held in a foundation of which Mr. Katzin disclaims beneficial ownership. Also includes 1,050,128 shares held in family trusts and 220,544 shares held in trust for the benefit of Mr. Katzin’s grandchildren of which Mr. Katzin’s spouse is the trustee.

(10)	Includes 4,000 shares held by Mr. Nelles’ children.

(11)	Includes 144,000 shares held in a foundation of which Mr. Sacerdote disclaims beneficial ownership.

(12)	Includes 18,080 shares held in family trusts.

(13)	Includes 496,000 shares held in family trusts.

(14)	Includes 7,858 shares held in family trusts, and 8,400 shares held for the benefit of Mr. Sulpizio’s children. Also includes 1,303,772 shares issuable upon exercise of options exercisable within 60 days of which 44,684 shares are held in trusts for the benefit of Mr. Sulpizio’s children for which Mr. Sulpizio’s spouse is the trustee.

(15)	Includes shares issuable upon exercise of options exercisable within 60 days as follows: Mr. Thornley, 1,274,666 shares; Mr. Schrock, 458,333 shares; Dr. Atkinson, 557,332 shares; Ms. Coffman, 227,332 shares; Ambassador Dougan, 149,332 shares; Mr. Kadisha, 37,332 shares; Dr. Kahn, 279,582 shares; Mr. Katzin, 403,332 shares; Mr. Nelles, 217,332 shares; Mr. Sacerdote, 597,332 shares; Mr. Savage, 233,332 shares; Mr. Scowcroft, 365,332 shares; Mr. Stern, 91,592 shares; and all directors and executive officers as a group, 16,436,543 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation of Directors

      Each Non-Employee Director of the Company receives (i) a fee of $1,000 for each Board or Board Committee meeting attended, (ii) a fee of $500 for each Board or Board Committee meeting in which such director participates by telephone, and (iii) except for the Nominating Committee, a fee of $2,500 per annum for the Chairperson of each Board Committee. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Employee Directors do not receive any compensation for their participation in Board or Board Committee meetings.

      At the beginning of the fiscal year Non-Employee Directors of the Company were eligible to receive stock option grants under the Company’s 1998 Non-Employee Directors’ Stock Option Plan (the “1998 Directors’ Plan”) however, as a result of the approval of the Company’s 2001 Non-Employee Directors’ Stock Option Plan (the “2001 Directors’ Plan”) such Non-Employee Directors only received stock option grants under the 2001 Directors’ Plan. Employee Directors are not eligible to receive stock options under either the 1998 Directors’ Plan or the 2001 Directors’ Plan.

      The 2001 Directors’ Plan provides for an Initial Option grant to purchase 20,000 shares of the Company’s Common Stock to Non-Employee Directors upon first joining the Board (except that a director who was an employee of the Company or certain related entities or designated affiliates and who subsequently becomes a Non-Employee Director as a result of the termination of such employment shall not be eligible to receive an Initial Option) and an Annual Option grant to purchase 10,000 shares of the Company’s Common Stock at the time of each annual meeting to Non-Employee Directors who continue to serve on the Board. A Non-Employee Director that was granted an Initial Option within 270 days prior to the annual meeting shall not receive such Annual Option.

      All options granted under the Company’s Non-Employee Directors’ Stock Option Plan (the “Prior Directors’ Plan”), the 1998 Directors’ Plan and the 2001 Directors’ Plan have exercise prices equal to the fair market value of the underlying common stock on the date of grant and vest over five years according to the following vesting schedules. Options granted on or after February 27, 2001 under the 2001 Directors’ Plan, vest according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director or employee of, or consultant to, the Company, 10% of the shares subject to the option will vest on the six-month anniversary of the date of grant, with monthly vesting thereafter. Options granted between January 17, 2000 and February 26, 2001 under the 1998 Directors’ Plan, vest according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director or employee of, or consultant to, the Company, shares subject to the option will vest on each monthly anniversary of the date of grant. Options granted between November 18, 1996 and January 16, 2000 under the Prior Directors’ Plan and under the 1998 Directors’ Plan, vest according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director or employee of, or consultant to, the Company, 20% of the shares subject to the option will vest on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Options granted under the Prior Directors’ Plan prior to November 18, 1996 vest according to the following schedule: so long as the optionee continues to serve as a Non-Employee Director (or, as such options have been amended by the Board, as an employee of or consultant to the Company), 20% of the shares subject to the option will vest on each of the second, third and fourth anniversaries of the date of grant, and the remaining 40% of such shares will vest on the fifth anniversary of the date of grant.

      The term of all options under the Prior Directors’ Plan, the 1998 Directors’ Plan and the 2001 Directors’ Plan is ten years, but such options generally expire 30 days after the optionee ceases to be a Non-Employee Director, employee or consultant (including those options granted prior to November 18, 1996, as amended). In the event that an optionee terminates service due to the optionee’s (i) retirement at age 70 or older after nine years of service on the Board (“Retirement”) or (ii) due to permanent and total disability as defined in Section 22(e)(3) of the Code, the option will terminate only upon expiration of the option term. In the event that an optionee terminates service due to the optionee’s death or due to the optionee’s termination due to permanent and total disability or Retirement and such termination is followed by death, the vesting of all unvested shares will be accelerated in full as of the date of the optionee’s death and the option may be exercised in full at any time within one year of such termination or upon the original expiration date, whichever is earlier. In addition to the foregoing, the vesting of options granted under the Prior Directors’ Plan, the 1998 Directors’ Plan and the 2001 Directors’ Plan accelerate in connection with specified change of control transactions.

      During the fiscal year ended September 30, 2001, Annual Options to purchase an aggregate of 110,000 shares of the Company’s Common Stock were granted pursuant to the 2001 Directors’ Plan to Non-Employee Directors serving on the Board on February 27, 2001 (the annual meeting date).

Compensation of Executive Officers

Summary Compensation Table

      The following table shows, for each of the three fiscal years ended September 30, 2001, compensation awarded or paid to, or earned by the Named Executive Officers:

				Long-Term
				Compensation
		Annual
		Compensation(1)		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options(#)	Compensation(2)

Irwin Mark Jacobs	2001	$936,557	$600,000	280,000	$351,169
Chairman of the Board and	2000	872,591	851,000	400,000	703,870
Chief Executive Officer	1999	773,085	975,000	—	302,909
Anthony S. Thornley	2001	529,241	350,000	310,000	114,765
Chief Operating Officer	2000	479,818	375,000	220,000	235,862
and Chief Financial Officer	1999	402,125	435,000	—	47,432
Paul E. Jacobs	2001	425,592	318,375	360,000	117,939
Executive Vice President and	2000	389,245	236,300	120,000	157,073
President, Wireless and Internet Group	1999	329,814	265,968	—	15,575
Steven R. Altman	2001	443,282	285,000	285,000	95,613
Executive Vice President and	2000	402,140	300,000	160,000	161,431
President, Technology	1999	323,862	340,000	—	27,015
Transfer and Strategic Alliances Division
Donald E. Schrock	2001	425,592	300,000	255,000	103,631
Executive Vice President and	2000	386,558	285,000	120,000	86,789
President, CDMA Technologies Group	1999	329,814	325,000	—	559,975

(1)	As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed in the aggregate the lesser of 10% of salary plus bonus or $50,000.

(2)	Includes all other compensation as follows:

		Company		Executive			Payout of		Total
		Matching	Executive	Retirement	Financial	Split-Dollar	Accrued	Personal Use	Other
		401(k)	Benefits	Stock	Planning	Life	Personal	of Company	Compen-
Name	Year	Contributions	Payments	Matching(1)	Services	Insurance(2)	Time	Assets	sation

Irwin Mark Jacobs	2001	$4,725	$2,948	$197,063	$14,164	$131,725	$—	$544	$351,169
	2000	4,725	2,948	159,052	19,670	60,001	453,236	25,505	703,870
	1999	3,125	2,948	118,812	31,246	146,778	—	—	302,909
Anthony S. Thornley	2001	4,725	1,260	96,631	—	11,230	—	919	114,765
	2000	5,129	1,260	122,113	—	988	50,907	—	235,862
	1999	3,125	1,260	43,047	—	—	—	—	47,432
Paul E. Jacobs	2001	4,725	410	69,805	14,673	7,452	—	20,874	117,939
	2000	5,129	410	73,667	10,852	1,989	57,490	9,525	157,073
	1999	3,125	410	—	12,040	—	—	—	15,575
Steven R. Altman	2001	4,725	460	78,544	3,459	7,532	—	893	95,613
	2000	4,725	460	69,872	16,978	200	67,972	1,224	161,431
	1999	3,125	460	23,430	—	—	—	—	27,015
Donald E. Schrock	2001	4,725	1,920	74,794	—	—	22,192	—	103,631
	2000	4,725	1,920	80,144	—	—	—	—	86,789
	1999	3,125	1,920	554,930	—	—	—	—	559,975

(1)	The Company has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The Company will match in stock, subject to vesting, up to 50% of a participant’s eligible contributions. Eligible contributions refer to: (a) 15% of salary through December 31, 1998; (b) 20% of bonus paid with respect to fiscal year 1998; and (c) 20% of income on or after January 1, 1999. The values stated above are the values of the Company’s quarterly contributions on their respective dates of contribution. Company contributions begin vesting based on certain minimum participation or service requirements, and are fully vested at age 65. After the end of a full year’s contribution, that contribution will then vest over a four-year period in equal installments of 25% per year. Employee and Company contributions are unsecured and subject to the general creditors of the Company. In fiscal 1999, the Compensation Committee approved a contribution of 10,000 shares of Company Common Stock to Mr. Schrock’s account, subject to future vesting requirements.

(2)	Represents the economic benefit of the premiums paid by the Company for a split-dollar life insurance policy during the applicable fiscal year.

Stock Option Grants in Last Fiscal Year

      The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the fiscal year ended September 30, 2001.

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(1)	Fiscal Year	Price Per Share	Date	5%	10%

Irwin Mark Jacobs	280,000	1.8%	$86.00	11/16/10	$15,138,540	$38,361,011
Anthony S. Thornley	160,000	1.0%	86.00	11/16/10	8,650,594	21,920,578
	150,000	1.0%	47.56	09/27/11	4,484,981	11,364,928
Paul E. Jacobs	160,000	1.0%	86.00	11/16/10	8,650,594	21,920,578
	200,000	1.3%	47.56	09/27/11	5,979,975	15,153,237
Steven R. Altman	160,000	1.0%	86.00	11/16/10	8,650,594	21,920,578
	125,000	0.8%	47.56	09/27/11	3,737,484	9,470,773
Donald E. Schrock	130,000	0.8%	86.00	11/16/10	7,028,608	17,810,470
	125,000	0.8%	47.56	09/27/11	3,737,484	9,470,773

(1)	Options with expiration dates of November 16, 2010 were granted under the 1991 Stock Option Plan and options with expiration dates of September 27, 2011 were granted under the 2001 Stock Option Plan. These options have a grant price that is equal to the fair market value on the date of grant. Such options vest according to the following schedule: 10% of the shares subject to the option will vest on the sixth month anniversary of the date of grant, with monthly vesting thereafter. Vesting is contingent upon continued service with the Company. Options granted under the Company’s Stock Option Plans generally have a maximum term of ten years.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the SEC’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

      The following table sets forth information concerning option exercises and option holdings by each of the Named Executive Officers for the fiscal year ended September 30, 2001.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options Held at		In-the-Money Options at
	Acquired		September 30, 2001		September 30, 2001(1)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Irwin Mark Jacobs	—	$—	7,215,388	2,022,668	$296,535,913	$61,789,440
Anthony S. Thornley	250,000	19,408,210	1,161,332	1,078,668	42,597,360	26,443,840
Paul E. Jacobs	100,000	6,050,850	890,666	649,334	33,601,160	9,600,000
Steven R. Altman	305,000	25,144,300	206,300	711,668	4,901,623	14,175,680
Donald E. Schrock	64,000	6,070,400	377,666	797,334	12,872,480	19,661,120

(1)	Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing price per share was $47.54 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      None of the members of the Compensation Committee are also employees or officers of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Overview

      The Compensation Committee of the Board of Directors (the “Committee”) oversees the Company’s executive compensation programs. The Committee is comprised of four outside directors. The Committee is chartered to review and approve the various officer and general employee compensation and benefits philosophy, strategy and program design. The Committee also evaluates and approves individual officer compensation, including the Chief Executive Officer’s. During fiscal 2001 the Committee held four formal meetings.

Compensation and Benefits Philosophy and Strategy

      The past three years have been a period of unprecedented change for the Company, with both competitive challenges and opportunities. The Company philosophy is that compensation and benefits programs should attract, reward, and retain employees who contribute during times of change with innovative, first-to-market products, exceptional customer services, and efficient operations. The Company’s total compensation and benefits strategy seeks to create a competitive advantage in the labor market that translates to leadership in our addressed business markets. The key components of this strategy are market-sensitive base salary, performance-based individual bonuses, broad-based equity participation, competitive benefits, and a distinctive workplace environment. This strategy is consistently and appropriately implemented for all employees, including officers and executives.

     Annual Base Salary

      During the first quarter of fiscal 2001, the Committee reviewed the Company’s fiscal 2000 financial performance and specific compensation data from four independent, nationally recognized salary surveys of similar high technology companies. The Committee approved executive officer base salary adjustments consistent with competitive market practices. Prior to the end of fiscal 2000, the Committee reviewed the Company’s officer compensation philosophy, program design and benchmarking practices in the context of the changing economic and business environment.

     Annual Incentive Bonus

      The fiscal 2001 Executive Bonus Plan is an incentive program that rewards achievement at specified levels of financial and individual performance. An incentive target, expressed as a percent of annual salary, is established for each officer position at a level comparable to the labor market and relative scope of each officer’s responsibilities. The plan has a maximum award level equivalent to twice the target amount. The actual reward amount is based on two components: (1) a formula that takes into account revenue and net income achievement against the annual plan approved by the Board of Directors; and (2) a discretionary amount based upon assessment of each officer’s performance and contribution to the Company during the prior fiscal year. Where appropriate, the plan equally weighs division and overall Company financial performance. Incentive bonuses paid from the Executive Bonus Plan in fiscal 2001 reflected the fact that the incentive target amount was not fully achieved.

     Long-Term Equity Compensation

      The Company grants stock options to provide long-term incentives and align employee and stockholder interests. Individual grants are based on various factors, including performance and contribution, value of current unexercisable options, estimated value of proposed options grants, and market practices.

      Stock options are granted at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant and are subject to vesting over a five year period. The option-vesting period, somewhat longer than the three- and four-year vesting periods common to many high technology companies, is designed to encourage employees to work with a long-term view of the Company’s achievement and to reinforce their long-term affiliation with the Company. The stock granting program is also designed to reduce employee turnover and to retain the knowledge and skills of valued employees. The Company has not repriced options nor made any adjustments to outstanding options to reflect changed market conditions.

      Section 162(m) of the Internal Revenue code of 1986, as amended (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain “named executive officers” (as defined in the Code) in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee has determined that both the Executive Bonus Plan and the stock options granted by the Committee under the Company’s 1991 and 2001 Stock Option Plans qualify as “performance-based compensation.”

     Benefits

      The Company is a widely recognized leader in providing benefits programs and services to employees. After completing a review of the benefits programs at its September 2001 meeting, the Committee approved several modifications intended to reduce benefit liabilities and expenses. Such modifications included changes to vacation accrual (which included a mandatory cashing out of accrued vacation), employee co-payments for health care, and annual maximums on certain plan features. The Committee also approved enhancements to the 401(k) company-matching program in conjunction with increased deferral limits approved by Congress. All of these changes to the Company’s benefits programs are effective January 1, 2002.

Chairman and Chief Executive Officer Salary

      Fiscal 2001 was a year of extraordinary change and challenge in the Telecommunications industry. Despite the fact that both revenue and earnings were flat during 2000 and 2001, the Company’s status within our industry remains exceptionally positive. There were impressive advances in CDMA technology and increasing acceptance overseas in important new markets. Dr. Irwin Mark Jacobs, a founder of the Company, led the Company during a time of exceptional change. In accordance with the policies noted above, at the end of fiscal 2000 the Committee set Dr. Jacobs’ fiscal 2001 base salary at $937,000, a 7% increase over fiscal 2000. In consideration of his leadership during fiscal 2001, after the end of fiscal 2001, the Committee awarded Dr. Jacobs a $600,000 bonus and a stock option grant to purchase 225,000 shares of the Company’s common stock at an exercise price of $58.42 per share. The $600,000 bonus is 29% less than the bonus awarded to Dr. Jacobs for fiscal 2000, and the stock option grant is approximately 20% less than the stock option grant for fiscal 2000 performance.

COMPENSATION COMMITTEE

Jerome S. Katzin, Chairman
Diana Lady Dougan
Duane A. Nelles
Marc I. Stern

REPORT OF THE AUDIT COMMITTEE

      The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2001.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, which relates to the accountant’s independence from the Company and its related entities, and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

      The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors. Each of the members of the Audit Committee qualifies as an “independent” director under the current listing standards of National Association of Securities Dealers.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

AUDIT COMMITTEE

Duane A. Nelles, Chairman
Adelia A. Coffman
Neil Kadisha
Jerome S. Katzin

PERFORMANCE MEASUREMENT COMPARISON

      The following graph compares total stockholder return on the Company’s Common Stock since September 27, 1996 to two indices: the Standard & Poor’s 500 Stock Index (the “S&P 500”), and the Nasdaq Total Return Index for Communications Equipment Stocks, SIC 3660-3669 (the “Nasdaq-Industry”). The S&P 500 tracks the aggregate price performance of the equity securities of 500 U.S. companies selected by Standard & Poor’s Index Committee to include leading companies in leading industries and to reflect the U.S. stock market. The Nasdaq-Industry tracks the aggregate price performance of equity securities of communications equipment companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market. The total return for the Company’s stock and for each index assumes the reinvestment of dividends, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period. Except for the shares of Leap Wireless International, Inc. issued to stockholders as a dividend on September 23, 1998, dividends have never been declared on the Company’s stock. The Company’s Common Stock is traded on the Nasdaq National Market and is a component of each of the S&P 500 and the Nasdaq-Industry.

Comparison of Cumulative Total Return on Investment Since

September 27, 1996(1)

	QUALCOMM		Nasdaq Industry Index	Baseline Index on
	Incorporated	S & P 500	(SIC 3660-3669)	9/27/96

9/27/1996	100.00	100.00	100.00	100.00
9/26/1997	128.69	140.45	111.87	100.00
9/25/1998	117.07	153.15	70.38	100.00
9/24/1999	870.01	195.74	186.56	100.00
9/22/2000	1340.60	221.74	326.33	100.00
9/28/2001	873.04	162.71	76.35	100.00

Note: Historical stock price performance is not necessarily indicative of future price performance.

      The Company’s closing stock price on September 28, 2001, the last trading day of the Company’s 2001 fiscal year, was $47.54 per share.

(1)	Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the S&P 500 and the Nasdaq-Industry on September 27, 1996. All returns are reported as of the Company’s fiscal year end, which is the last Sunday of the month in which the quarter ends, whereas the numbers for the S&P 500 are calculated as of the last day of the month in which the quarter ends.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or may be accessed on the Internet at: http://www.qualcomm.com/IR.

By Order of the Board of Directors

Irwin Mark Jacobs
Chairman of the Board
and Chief Executive Officer

December 27, 2001

APPENDIX 1

      In this document, the words “we,“ “our,” “ours,” and “us” refer only to QUALCOMM Incorporated and not any other person or entity.

Financial Information

      The following is certain financial information of the Company that was originally filed with the SEC on November 9, 2001 as part of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001. The Company has not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with subsequent information filed by the Company with the SEC and other publicly available information.

Market for Registrant’s Common Equity and Related Stockholder Matters

      Market Information. Our Common Stock is traded on the Nasdaq National Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices on the National Market of the Common Stock for the periods indicated, as reported by Nasdaq. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

Fiscal 2000
First Quarter	130.53	45.33
Second Quarter	200.00	105.63
Third Quarter	162.56	59.98
Fourth Quarter	78.75	51.50

Fiscal 2001
First Quarter	107.81	61.00
Second Quarter	89.38	47.25
Third Quarter	71.04	42.75
Fourth Quarter	68.87	42.60

      As of November 2, 2001, there were 9,518 holders of record of the Common Stock. On November 2, 2001, the last sale price reported on the Nasdaq National Market for the Common Stock was $53.52 per share. We have never paid cash dividends on our Common Stock and have no present intention to do so.

      On November 2, 1999, our Board of Directors declared a four-for-one stock split of our common stock and an increase in the number of authorized shares of common stock to three billion shares. The stock was distributed on December 30, 1999 to stockholders of record on December 20, 1999.

      All references to per share amounts have been restated to reflect this stock split.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following balance sheet data and statements of operations for the five years ended September 30, 2001 were derived from our audited consolidated financial statements. Consolidated balance sheets at September 30, 2001 and 2000 and the related consolidated statements of operations and of cash flows for each of the three years in the period ended September 30, 2001 and notes thereto appear elsewhere herein. The data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended September 30(1)

	2001	2000	1999	1998	1997

	(in thousands except per share data)
Statement of Operations Data:
Revenues	$2,679,786	$3,196,780	$3,937,299	$3,347,870	$2,096,365

Operating income	6,930	722,638	405,140	242,665	97,457

(Loss) income before accounting change	(530,806)	670,211	200,879	108,532	91,934
Accounting changes, net of tax	(17,937)	—	—	—	—

Net (loss) income	$(548,743)	$670,211	$200,879	$108,532	$91,934

Basic net (loss) earnings per common share(2):
(Loss) income before accounting change	$(0.71)	$0.93	$0.34	$0.20	$0.17
Accounting change, net of tax	(0.02)	—	—	—	—

Net (loss) income	$(0.73)	$0.93	$0.34	$0.20	$0.17

Diluted net (loss) earnings per common share(2)(3):
(Loss) income before accounting change	$(0.71)	$0.85	$0.31	$0.18	$0.16
Accounting change, net of tax	(0.02)	—	—	—	—

Net (loss) income	$(0.73)	$0.85	$0.31	$0.18	$0.16

Shares used in per share calculations(2)(3):
Basic	755,969	717,205	594,714	553,623	538,681
Diluted	755,969	800,121	649,889	591,697	575,097
Pro forma effect of change in accounting principle(4):
Net income		$643,181	$209,062	$110,586	$79,879
Net earnings per common share — basic		$0.90	$0.35	$0.20	$0.15
Net earnings per common share — diluted		$0.81	$0.32	$0.19	$0.14
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$2,580,512	$2,520,914	$1,684,926	$303,324	$808,858
Total assets	5,747,133	6,062,982	4,534,950	2,566,713	2,274,680
Company-obligated mandatorily redeemable Trust Convertible Preferred Securities of a subsidiary trust holding solely debt securities of the Company	—	—	659,555	660,000	660,000
Total stockholders’ equity	4,889,815	5,516,328	2,871,755	957,596	1,024,178

(1)	Our fiscal year ends on the last Sunday in September. As a result, fiscal 2001 includes 53 weeks.

(2)	We effected a two-for-one stock split in May 1999 and a four-for-one stock split in December 1999. All references to number of shares and per share amounts have been restated to reflect these stock splits.

(3)	The 2001 diluted shares exclude the potential dilutive effect of 51,188,000 incremental shares due to their anti-dilutive effect.

(4)	The pro forma effect of change in accounting principle reflects the impact of SAB 101 on previously reported results assuming SAB 101 had been in effect in those periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

      Except for the historical information contained herein, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in this Annual Report. Our consolidated financial data includes SnapTrack, Inc. and other consolidated subsidiaries.

Overview

      We design, manufacture and market digital wireless telecommunications products and services based on our CDMA and other technologies. We license and receive royalty payments on our CDMA technology from major domestic and international wireless telecommunications equipment suppliers.

      We are a leading developer and supplier of CDMA-based integrated circuits and system software for wireless voice and data communications and global positioning system products. We offer complete system solutions including software and integrated circuits for wireless handsets and infrastructure equipment. This complete system solution approach provides customers with advanced wireless technology, enhanced component integration and interoperability, and reduced time to market. We provide integrated circuits and system software to many of the world’s leading wireless handset and infrastructure manufacturers.

      We provide satellite and terrestrial-based two-way data messaging and position reporting services for transportation companies and private fleets. We design, manufacture and distribute products and provide services for our OmniTRACS and TruckMAIL (satellite-based mobile communications system), OmniExpress (terrestrial CDMA-based system) and LINQ (terrestrial GSM-based system) worldwide. Transportation companies and private fleets use our products to communicate with drivers, monitor vehicle location and provide customer service. We also integrate the mobile data with operations software, such as dispatch, payroll and accounting, so end-users can manage their information and operations.

      We provide an open applications platform for CDMA-based wireless devices to provide solutions for the wireless industry as it moves toward wireless Internet convergence. Our BREW product is a thin applications environment that provides applications developers with an open standard platform for wireless devices on which to develop their products. The BREW platform leverages the capabilities available in QCT integrated circuits, system software and Wireless Internet Launchpad software, enabling development of feature-rich applications and content while reducing memory overhead and maximizing system performance. The BREW platform also enables over-the-air downloads of applications by end users directly to their BREW-enabled handsets. In November 2001, KTFreeTel, a leading CDMA carrier in Korea, began commercial service of BREW-enabled applications and services to subscribers, providing end users the ability to download wireless applications over the air and customize their phones with software that meets their individual needs. KTFreeTel’s wireless multimedia service runs on a CDMA2000 1X high-speed data network and is available to end users on color display handsets.

      In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements.” The SEC staff subsequently amended SAB 101 to provide registrants with additional time to implement the standard. We adopted SAB 101 in the fourth quarter of fiscal 2001, applied retroactively to the first quarter of fiscal 2001. The effect of the adoption of SAB 101 on our results of operations for fiscal 2001, when applied retroactively, was to decrease revenue by $40 million and to increase the loss before income taxes and accounting change by $51 million. We recorded a $147 million loss, net of taxes of $98 million, as the cumulative effect of the accounting change as of the beginning of fiscal 2001 to reflect the deferral of revenue and expenses related to future periods. For fiscal 2001, we recognized $95 million in net income before income taxes and accounting change related to revenue and expense that was recognized in prior years.

      Prior to the adoption of SAB 101, we generally recorded revenue from non-refundable license fees on the effective date of the applicable license agreement. After the adoption of SAB 101, license fees are recognized ratably over the estimated period of future benefit to the licensee. Royalty revenue continues to be recorded as earned when reasonable estimates of such amounts can be made.

      Prior to the adoption of SAB 101, we recorded revenue from hardware product sales at the time of shipment, or when title and risk of loss passes to the customer, if later. After adoption of SAB 101, revenue and expense from certain hardware product sales contracted with a continuing service obligation that is essential to the functionality of the hardware are recognized ratably over the shorter of the estimated life of the hardware product or the expected service period. Revenue from hardware product sales without such a continuing service obligation is recorded when risk of loss and title pass to the customer. Messaging revenue continues to be recorded as earned.

      We were required to adopt Statement of Financial Accounting Standards No. 133 (FAS 133), “Accounting for Derivative Instruments and Hedging Activities,” as of the beginning of fiscal 2001. FAS 133 requires certain derivative instruments to be recorded at fair value. After adoption of FAS 133, unrealized gains and losses on these derivative instruments are recorded in the statement of operations. We recorded a $129 million gain, net of taxes of $87 million, as the cumulative effect of the change in accounting principle as of the beginning of fiscal 2001. The cumulative effect of the accounting change related primarily to the recognition of the unrealized gain on a warrant to purchase 4,500,000 shares of Leap Wireless common stock issued to us in connection with our spin-off of Leap Wireless in September 1998. Additionally, we recorded $243 million in pre-tax unrealized losses on derivative instruments during fiscal 2001, primarily resulting from a decline in the market price of Leap Wireless stock which reduced the fair value of the Leap Wireless warrant. The new requirement to record unrealized gains and losses on these instruments in the statement of operations may cause substantial quarterly and annual fluctuations in operating results due to stock market volatility.

Strategic Investments and Financing

      We make strategic investments to promote the worldwide adoption of CDMA products and services for wireless voice and Internet data communications. In general, we enter into strategic relationships with CDMA carriers and developers of innovative technologies or products for the wireless communications industry. QUALCOMM Ventures, an internal organization, selects and manages strategic investments in early stage companies and, from time to time, venture funds or incubators, to support the adoption of CDMA and use of the wireless Internet. Most of our strategic investments entail a high degree of risk and will not become liquid until more than one year from the date of investment, if at all. To the extent such investments become liquid and meet strategic objectives, we attempt to make regular periodic sales that are recognized in investment (expense) income. During fiscal 2002, we may reduce the planned sale of certain equity investments until market conditions improve. We regularly monitor and evaluate the realizable value of our investments in both marketable and private securities. If events and circumstances indicate that a decline in the value of these assets has occurred and is other than temporary, we will record a charge to investment (expense) income. During fiscal year 2001, we recognized $287 million in charges related to other-than-temporary losses on marketable and private securities.

      In December 2000, we announced a new CDMA license program designed to allow selected early stage companies to issue equity to us as a means of paying part of the license fees payable under our CDMA license agreements. We record license fee revenues based on the fair value of the equity instruments received, if determinable. The measurement date for determination of fair value is the earlier of the date on which the parties establish a commitment to perform or the date at which the performance is complete. The evaluation procedures used to determine fair value include, but are not limited to, examining the current market price for the shares if the licensee is publicly traded, examining recent rounds of financing and the licensee’s business plan if not publicly traded, and performing other due diligence procedures. This program will not affect the licensees’ obligations to pay royalties under their CDMA license agreements. The amount of cash consideration and the timing of revenue recognition varies depending on the terms of each agreement. During fiscal year 2001, we received $11 million in equity consideration for new or expanded licenses. In addition, we accepted $9 million in equity in satisfaction of cash license fee receivables during fiscal year 2001. At September 30, 2001, seven licensees have participated in this program.

The Vesper Companies

      In fiscal 1999, we made commitments to invest approximately $108 million in the Vesper Companies. The Vesper Companies were formed by a consortium of investors to provide wireless and wireline telephone services in the northern region and in the Sao Paulo state of Brazil. We subsequently participated in additional financing rounds completed by the Vesper Companies, thereby increasing our initial equity investment. In addition, we extended long-term financing to the Vesper Companies related to our financing arrangement with Ericsson. At September 30, 2001, our cumulative cash investment, including long-term financing, in the Vesper Companies totaled approximately $241 million. In January 2000, we acquired an approximate 2.5% interest in VeloCom, an investor in the Vesper Companies, for $15 million. In December 2000, we executed a Term Loan Agreement with VeloCom in which we agreed to provide $230 million of convertible debt financing, including $30 million for capitalized interest. The debt facility has a three-year term and bears interest at 18%. We funded approximately $172 million under this facility through September 30, 2001.

      As a result of a reorganization of the Vesper Companies initiated during fiscal 2001, we reassessed the recoverability of our assets related to the Vesper Companies and VeloCom and recorded $32 million in asset impairments and related charges, $90 million in investment (expense) income and $120 million in other non-operating charges. At September 30, 2001, we had approximately $124 million in remaining net assets, primarily consisting of finance receivables and notes receivable related to the Vesper Companies and VeloCom. The Vesper Companies are working to accomplish the terms of their restructuring with owners, vendors and creditors, which is expected to be completed in the first quarter of our fiscal 2002. The proposed transaction is contingent on several factors, and there is a risk it will not close. If the transaction closes, we expect to acquire an additional interest in the Vesper Companies for $266 million in equity commitments. We also expect to convert our Term Loan Agreement with VeloCom into an additional equity interest in VeloCom. After the close, we expect to hold a 49.9% interest in VeloCom, and direct and indirect interests in the Vesper Companies of 74% and 86%, respectively.

      We believe the Vesper Companies represent a strategic opportunity with their extensive installed CDMA network in Brazil, including the key cities of Sao Paulo and Rio de Janeiro. The Vesper Companies’ debt would be reduced in the proposed restructuring from approximately $1.3 billion to less than $200 million. Additionally, the term of the remaining debt would be extended through 2005, providing the Vesper Companies significant operational flexibility to support a growing business. If the proposed restructuring transaction closes, we intend to support the Vesper Companies while they, together with VeloCom, seek to partner with strategic investors and internationally recognized operators who have the ability to successfully enhance the Vesper Companies’ business and ultimately assume majority control. We would also consider other strategic alternatives such as spinning off our investment in the Vesper Companies to our shareholders. We will consolidate the results of the Vesper Companies if the proposed transaction closes in fiscal 2002. The Vesper Companies expect to incur increasing operating losses and negative cash flows from operations as they expand operations and enter new markets, even if and after they achieve positive cash flows from operations in the initial operating markets. We may incur significant losses in the future related to our proposed ownership of the Vesper Companies, and we cannot assure you that the Vesper Companies will ever operate profitably.

NextWave Telecom Inc.

      In November 1995, we purchased 1,666,666 shares of Series B common stock in NextWave Telecom Inc. (NextWave), a privately-held company, for $5 million. As part of the share purchase, we received warrants to buy 1,111,111 additional shares of Series B common stock at $3 per share. During March 1996, we converted a $15 million note receivable into 5,000,000 shares of Series B common stock. In June 1998, we recorded a $20 million impairment charge related to our investment in NextWave. Subsidiaries of NextWave filed for bankruptcy protection in June 1998 under Chapter 11 of the United States Bankruptcy Code. NextWave itself filed for bankruptcy protection in December 1998 under Chapter 11 of the United States Bankruptcy Code.

      In August 2001, NextWave filed a plan of reorganization with the United States Bankruptcy Court which requires total financing of approximately $5 billion to build-out an advanced 3G wireless network. The plan provides for payment of all valid claims against NextWave, including the claim of the FCC for the PCS licenses it granted to NextWave in 1997, plus interest as applicable. The plan also provides that NextWave’s debt for its C-block and F-block PCS licenses would be reinstated, with the government receiving all amounts due up to this point, in full, with the remaining balance to be paid in installments. Under this plan, NextWave indicated that it expects to construct wireless networks in 95 markets utilizing CDMA2000 1xEV-DO technology.

      During fiscal 2001, we sold 150,000 shares of NextWave series B common stock and recorded a realized gain of $1 million. At September 30, 2001, we owned 6,516,666 shares of Series B common stock and held warrants to purchase 1,111,111 shares of Series B common stock for $3 per share. We also held a $0.4 million promissory note convertible into 1,019,444 shares of Series C common stock.

      In August 2001, we committed to purchase 2,000,000 shares of Series A preferred stock in the reorganized NextWave for $300 million. Our investment was subject to approval by the United States Bankruptcy Court, successful consummation of NextWave’s August 2001 plan of reorganization, satisfactory resolution of all disputes involving NextWave’s PCS licenses and other conditions. Furthermore, our obligation to make this investment was subject to approval by the Bankruptcy Court on or before October 31, 2001 of the terms and conditions of our investment, as well as a certain Technology Cooperation Agreement dated as of August 15, 2001, as amended, between NextWave and us. NextWave also was entitled to terminate the investment commitment if a certain break-up fee contained in the subject Subscription Agreement was not approved by the Bankruptcy Court on or before October 31, 2001. The approvals required by October 31, 2001 have not been obtained, and we are entitled to terminate our investment agreement with NextWave. Furthermore, on November 8, 2001, NextWave’s bankruptcy counsel publicly announced that a settlement with the FCC had been reached pursuant to which NextWave would relinquish its C-block and F-block PCS licenses in return for a cash payment from the FCC. NextWave’s bankruptcy counsel indicated that if the settlement receives the necessary approvals, then NextWave intends to file a new plan of reorganization which takes into account the terms of the settlement. Our $300 million commitment is dependent on NextWave pursuing the plan of reorganization filed in August, 2001. Accordingly, if NextWave does abandon the plan filed in August, 2001 and proceeds with a new plan, then we will not be obligated to make the investment. As a result of the uncertainty surrounding NextWave’s financing plans, the terms of the settlement announced November 8, 2001 and other factors, there is significant uncertainty as to whether we will have the opportunity to make our planned investment in a reorganized NextWave.

Globalstar L.P.

      We have contracts with Globalstar to design, develop and manufacture subscriber products and ground telecommunications equipment. On January 16, 2001, Globalstar announced that, in order to have sufficient funds available for the continued progress of its marketing and service activities, it had suspended indefinitely principal and interest payments on all of its debt, including its vendor financing obligations. As a result, Globalstar did not make an approximate $22 million payment for principal and interest due to us on January 15, 2001. Globalstar also announced the retention of a financial adviser to assist in developing future initiatives, including restructuring Globalstar’s debt, identifying funding opportunities and pursuing other strategic alternatives. Efforts, by Globalstar, to restructure its debt are on-going, and work on a final plan is expected to continue. However, Globalstar’s restructuring has not progressed as we had anticipated. Based on the current status of Globalstar’s restructuring efforts, we believe that we will not receive any of the contractual amounts due. As a result, in the fourth quarter of fiscal 2001, we recorded $44 million in net charges to establish reserves against remaining Globalstar-related assets. During fiscal 2001, we recorded total net charges of $49 million in cost of revenues, $519 million in asset impairment and related charges, $10 million in investment expense and $58 million in other non-operating charges related primarily to the impairment of certain assets. We expect Globalstar-related revenues to be negligible for fiscal 2002.

Other

      In March 2001, our wholly owned subsidiary, 3G Investments (Australia) Pty Limited, was awarded 2x10 MHz licenses in the Australian 3G wireless spectrum auctions for approximately $84 million. We entered the auctions to acquire appropriate spectrum to support a high-capacity CDMA2000 1X/1xEV-DO system in Australia, a country with significant CDMA growth prospects. Our successful participation in numerous spectrum auctions in the past has resulted in nationwide CDMA networks being deployed in other countries, including Mexico, Chile and Brazil. We are preparing to deploy CDMA2000 1X/1xEV-DO networks in Australia with commercial 3G services planned in 2002. The licenses can be used for commercial service starting in October 2002. The licenses will cover a total of 12 million potential customers in eight major markets, including Sydney, Melbourne, Brisbane, Adelaide, Perth, Hobart, Darwin and Canberra.

      In October 2000, we agreed to invest $200 million in the convertible preferred shares of Inquam Limited (Inquam). Inquam was formed to acquire, own, develop and manage wireless communications systems, either directly or indirectly, with the primary intent of deploying CDMA-based technology. In addition, we advanced $10 million under a promissory note, bearing interest at 10%, that matures on January 31, 2002. At September 30, 2001, $144 million of the equity funding commitment is outstanding. We expect to fund the remaining commitment through June 2002.

      We provided financing to Pegaso under an equipment loan and a bridge facility. Pegaso operates a wireless network in Mexico. At September 30, 2001, $260 million and $414 million are outstanding under the equipment loan and the bridge facility, respectively, net of deferred interest and unearned fees. The bridge facility was payable in full on September 19, 2001 or August 29, 2002 if certain milestones were met, including the completion of a strategic sale or merger with a third party. The bridge facility was amended in October 2001 to, among other things, change the timing of milestones required for the August 29, 2002 maturity from September 19 to October 31, 2001. A strategic sale or merger was not completed by October 31, 2001, such that Pegaso failed to meet covenants in both the amended bridge facility and the equipment loan. On October 31, 2001, Pegaso also failed to make a scheduled payment of approximately $3 million on the equipment loan, Pegaso is currently engaged in strategic discussions with a third party for a potential sale or merger, and we are actively working with Pegaso and the third party to complete a transaction or, alternatively, to assist Pegaso in raising additional funds. As the transaction did not close on the targeted date of October 31, 2001 and such additional financing is not certain, we ceased accruing interest on these loans effective at the beginning of the fourth fiscal quarter of 2001. The bridge facility is collateralized by a second lien on substantially all of Pegaso’s assets. We also have a commitment to provide an additional $96 million in long-term financing under an arrangement with Ericsson, subject to Pegaso meeting certain conditions. Pegaso is at an early stage of development and, if it remains independent, may not be able to compete successfully. Competitors in Mexico have greater financial resources and more established operations than Pegaso. As is normal for early stage wireless operators, Pegaso is experiencing significant losses from operations. Pegaso also has limited cash available to meet its operating and financing commitments and is therefore dependent on securing additional financing or completing a strategic arrangement with an existing carrier.

Fiscal 2001 Compared to Fiscal 2000

      Total revenues for fiscal 2001 were $2,680 million compared to $3,197 million for fiscal 2000. Total revenues for fiscal 2000 included $435 million in revenue related to the terrestrial-based CDMA wireless consumer phone business which was sold in February 2000. Excluding the revenue of the business sold from fiscal 2000, total revenues decreased by $82 million in fiscal 2001. The decrease is primarily related to the implementation of SAB 101 in fiscal 2001, lower revenues related to the business with Globalstar, offset by higher royalties, higher unit shipments and average selling prices of MSM integrated circuits, higher CSM infrastructure integrated circuit revenues, and higher OmniTRACS messaging revenue. Revenue from Samsung Electronics Company (Samsung), Kyocera Wireless Corp. and LG Electronics, Inc., customers of both QCT and QTL, comprised an aggregate of 14%, 12% and 10% of total consolidated revenues, respectively, in fiscal 2001. In fiscal 2000, Samsung accounted for 11% of total consolidated revenues.

      Cost of revenues for fiscal 2001 was $1,035 million compared to $1,507 million for fiscal 2000. Total cost of revenues for fiscal 2000 included $433 million in cost of revenues related to the terrestrial-based CDMA wireless consumer phone business which was sold in February 2000. Excluding the cost of revenues of the business sold from fiscal 2000, total cost of revenues decreased by $39 million in fiscal 2001, consistent with the decrease in revenues. Cost of revenues as a percentage of revenues was 39% for fiscal 2001 and 2000. Cost of revenues as a percentage of revenues may fluctuate in future quarters depending on the mix of products sold and services provided, royalties and license fees earned, competitive pricing, new product introduction costs and other factors.

      For fiscal 2001, research and development expenses were $415 million or 15% of revenues, compared to $340 million or 11% of revenues for fiscal 2000. The dollar and percentage increases in research and development expenses were primarily due to increased integrated circuit product initiatives to support high-speed wireless Internet access and multimode, multi-band, multi-network products including cdmaOne, CDMA2000 1X/1xEV-DO, GSM/ GPRS, WCDMA and position location technologies, offset by a decrease in terrestrial-based CDMA wireless consumer phone products research and development as a result of exiting this business in February 2000. In addition, the percentage increase is attributed to a more significant reduction in revenue relative to research and development expenses as a result of the sale of the terrestrial-based CDMA wireless consumer phone business in February 2000.

      For fiscal 2001, selling, general and administrative expenses were $367 million or 14% of revenues, compared to $343 million or 11% of revenues for fiscal 2000. The dollar and percentage increases in selling, general and administrative expenses from fiscal 2000 were primarily due to expansion of international business activities in China, Japan, South Korea and Europe, trade show expenses related to the expansion of the integrated circuit customer base and product portfolio and the introduction of our BREW application development platform, offset by a decrease in marketing costs for terrestrial-based CDMA wireless consumer phone products as a result of the sale of the business in February 2000. In addition, the percentage increase is attributed to a more significant reduction in revenue relative to selling, general and administrative expenses as a result of the sale of the terrestrial-based CDMA wireless consumer phone business in February 2000.

      Amortization of goodwill and other acquisition-related intangible assets was $255 million for fiscal 2001, compared to $146 million in fiscal 2000. For fiscal 2001, no purchased in-process technology was recorded, compared to $60 million in fiscal 2000. The increase in amortization in fiscal 2001 and the purchased in-process technology charge in fiscal 2000 resulted from the acquisition of SnapTrack, Inc. (SnapTrack) in March 2000.

      For fiscal 2001, asset impairment and related charges were $550 million, compared to $46 million for fiscal 2000. Asset impairment and related charges during fiscal 2001 were comprised primarily of $519 million in charges resulting from management’s determination that certain assets related to the Globalstar business were impaired and $32 million in charges related to reserves recorded against finance receivables from the Vesper Companies. Asset impairment and related charges during fiscal 2000 were primarily related to the sale of the terrestrial-based CDMA wireless consumer phone business in February 2000.

      For fiscal 2001, other operating expenses were $51 million, compared to $32 million in fiscal 2000. Other operating expenses for fiscal 2001 were comprised of a $62 million arbitration decision against us, offset by $11 million in other income related to the irrevocable transfer of a portion of an FCC Auction Discount Voucher to a third-party. Other operating expenses during fiscal 2000 were comprised primarily of employee termination and other costs related to the sale of the terrestrial-based CDMA wireless consumer phone business.

      Interest expense was $10 million for fiscal 2001, compared to $5 million for fiscal 2000. The increase was primarily related to interest charges resulting from an arbitration decision against us, offset by lower interest expense resulting from decreased bank borrowings.

      Net investment expense was $256 million for fiscal 2001 compared to net investment income of $494 million for fiscal 2000. The decrease was primarily due to a $200 million reduction in net realized gains on marketable and other securities, $243 million in unrealized losses on derivative instruments, $148 million in unrealized losses related to other-than-temporary losses on marketable securities, $140 million in unrealized other-than-temporary losses on other investments and a $20 million increase in equity in losses of investees.

      There were no distributions on Trust Convertible Preferred Securities in fiscal 2001 due to the conversion of all remaining Trust Convertible Preferred Securities into common stock during fiscal 2000. We recorded $13 million in distributions for fiscal 2000.

      Other non-operating charges were approximately $167 million in fiscal 2001 compared to $2 million in fiscal 2000. Other non-operating charges in fiscal 2001 were primarily comprised of a $120 million write-down of the note receivable from VeloCom to its fair value and $58 million in write-downs of recorded values of a note receivable from Globalstar and warrants to acquire partnership interests in Globalstar to their estimated fair values.

      Income tax expense was $105 million for fiscal 2001 compared to $527 million for fiscal 2000. The annual effective tax rate was negative 25% for fiscal 2001, compared to a 44% rate for fiscal 2000. The estimated annual effective tax rate is negative primarily as a result of foreign taxes paid for which it is more likely than not we will not receive a tax benefit. The difference in the tax rate from the prior year is primarily due to the loss for fiscal 2001 resulting from certain asset impairment and related charges. We have provided a valuation allowance on substantially all of our deferred tax assets because of uncertainty regarding their realizability due to the expectation that deductions from future employee stock option exercises will exceed future taxable income. Our net deferred tax assets increased by $631 million in fiscal 2001, and the resulting increase in the valuation allowance was reflected in part as an increase to the tax expense and in part as a reduction of stockholders’ equity. The total expense related to the increase in the valuation allowance was $185 million.

      We recorded an $18 million loss, net of taxes, in fiscal 2001 as the net cumulative effect of changes in accounting principle at September 25, 2000. The cumulative effect of the adoption of SAB 101 was a $147 million loss, net of taxes, offset by a $129 million gain, net of taxes, resulting from the cumulative effect of the adoption of FAS 133. The gain resulting from the adoption of FAS 133 related primarily to the unrealized gain on a warrant to purchase 4,500,000 shares of Leap Wireless common stock issued to us in connection with our spin-off of Leap Wireless in September 1998.

Fiscal 2000 Compared to Fiscal 1999

      Total revenues for fiscal 2000 were $3,197 million compared to $3,937 million for fiscal 1999. The decrease in revenue for fiscal 2000 was primarily due to a decrease in revenues from the terrestrial CDMA wireless consumer phone business which was sold in February 2000, a decrease in the wireless infrastructure product revenue related to the sale of this business in May 1999 and a decrease in average selling prices of integrated circuits, offset by significant increases in royalty revenues and in CDMA integrated circuits unit volume. Revenue from one South Korean customer, Samsung Electronics Company, by the QCT and QTL segments comprised an aggregate of 11% and 9% of total revenues in fiscal 2000 and 1999.

      Cost of revenues for fiscal 2000 was $1,507 million compared to $2,485 million for fiscal 1999. The decrease in cost of revenues was primarily due to a decrease in the terrestrial CDMA wireless consumer phone product costs as a result of the sale of the business in February 2000, a decrease in the wireless infrastructure product costs related to the sale of this business in May 1999, and a reduction in the unit cost of integrated circuits, offset by a significant increase in CDMA integrated circuits unit volume. Cost of revenues decreased as a percentage of revenues to 47% for fiscal 2000 from 63% for fiscal 1999. This is primarily due to a change in business strategy resulting in a higher percentage of revenues from high margin integrated circuits and system software and royalties and lower revenues from lower gross margin terrestrial CDMA wireless consumer phones and infrastructure businesses exited in fiscal 2000 and fiscal 1999, respectively. Cost of revenues as a percentage of revenues may fluctuate in future quarters depending on mix of products sold, competitive pricing, new product introduction costs and other factors.

      For fiscal 2000, research and development expenses were $340 million or 11% of revenues, compared to $381 million or 10% of revenues for fiscal 1999. The decrease in research and development expenses was due to a decrease in terrestrial CDMA wireless consumer phone and infrastructure product research and development as a result of exiting these businesses, offset by increased integrated circuit product initiatives and software development efforts and new 1xEV-DO products.

      For fiscal 2000, selling, general and administrative expenses were $343 million or 11% of revenues, compared to $425 million or 11% of revenues for fiscal 1999. The dollar decrease in selling, general and administrative expenses from fiscal 1999 was due to a decrease in marketing costs in terrestrial CDMA wireless consumer phone products as a result of the sale of the business in February 2000 and a decrease in selling, general and administrative expenses for terrestrial CDMA wireless infrastructure products as a result of the sale of this business in May 1999, partially offset by continued growth in personnel and associated overhead expenses necessary to support other growing business operations, employer payroll tax on employee non-qualified stock option exercises and investor relations expenses.

      Amortization of goodwill and other acquisition-related intangible assets increased to $146 million for fiscal 2000 compared to $1 million for fiscal 1999, primarily due to the acquisition of SnapTrack in March 2000.

      Purchased in-process technology of $60 million for fiscal 2000 resulted from the acquisition of SnapTrack. Purchased in-process technology was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed.

      For fiscal 2000, asset impairment and related charges were $46 million, compared to $143 million for fiscal 1999. Asset impairment and related charges during fiscal 2000 were comprised primarily of charges to reflect the estimated difference between the carrying value of the net assets and the consideration received from Kyocera related to the sale of the terrestrial CDMA wireless consumer phone business, less costs to sell. During fiscal 1999, asset impairment and related charges were comprised primarily of $66 million in charges to reflect the difference between the carrying value of the net assets to be sold to Ericsson and the net consideration received and various license and settlement agreements in connection therewith and $77 million in charges to reduce the carrying value of certain other assets related to our terrestrial CDMA wireless infrastructure business.

      For fiscal 2000, other operating expenses were $32 million, compared to $97 million for fiscal 1999. Other operating expenses during fiscal 2000 were comprised primarily of employee termination costs related to the sale of the terrestrial CDMA wireless consumer phone business to Kyocera. Other operating expenses for fiscal 1999 were comprised primarily of payroll and compensation benefits provided to employees transferred to Ericsson related to the sale of our terrestrial CDMA wireless infrastructure business.

      Interest expense was $5 million for fiscal 2000, compared to $15 million for fiscal 1999. The decrease was due to decreased bank borrowings by QPE and the subsequent payoff and cancellation of the QPE bank lines of credit in February 2000.

      Net investment income was $494 million for fiscal 2000 compared to $25 million for fiscal 1999. The increase was primarily due to a $270 million realized gain on the sale of marketable securities and a $195 million increase in income related to interest earned on higher cash balances and interest earned on finance receivables.

      Distributions on Trust Convertible Preferred Securities decreased to $13 million for fiscal 2000 compared to $39 million for fiscal 1999 as a result of conversions of the 5 3/4% Trust Convertible Preferred Securities outstanding into common stock. During the second quarter of fiscal 2000, all remaining Trust Convertible Preferred Securities were converted into common stock.

      During fiscal 2000, we recorded $2 million in net non-operating other charges, including $6 million in charges relating to amounts advanced to Metrosvyaz, and the release of a $4 million contingent liability due to a settlement. During fiscal 1999, we recorded $69 million in non-operating charges, including $37 million related to the Ericsson transaction and $15 million related to the write-off of non-operating assets.

      Income tax expense was $527 million for fiscal 2000 compared to $106 million for fiscal 1999. The annual effective tax rate was 44% for fiscal 2000, compared to 35% for fiscal 1999. The higher tax rate is primarily a result of nondeductible charges for purchased in-process technology and amortization of goodwill and higher pre-tax earnings relative to tax deductions. We have provided a valuation allowance on our net deferred tax assets because of uncertainty regarding their realizability due to the expectation that deductions from future employee stock option exercises and related deductions will exceed future taxable income.

Our Segment Results for Fiscal 2001 Compared to Fiscal 2000

CDMA Technologies Segment (QCT)

      QCT segment revenues for fiscal 2001 were $1,365 million compared to $1,239 million fiscal 2000. Earnings before taxes for fiscal 2001 were $306 million compared to $392 million for fiscal 2000. Revenues increased due to higher unit shipments and average selling prices of MSM integrated circuits and higher shipments of CSM infrastructure integrated circuit voice channels to wireless communications manufacturers. The decrease in earnings before taxes was primarily due to increased research and development, as well as increased general, administrative, selling and marketing expenses. The increased research and development is primarily associated with new integrated circuit product and technology initiatives to support high-speed wireless Internet access and multi-band, multimode, multi-network, products including cdmaOne, CDMA2000 1X/1xEV-DO, GSM/ GPRS, WCDMA and position location technologies, as well as increased advertising expenses for these products. Approximately 58 million MSM integrated circuits were sold during fiscal 2001, compared to approximately 52 million for fiscal 2000. Approximately nine million CSM infrastructure integrated circuits equivalent voice channels were sold during fiscal 2001, compared to approximately two million for fiscal 2000.

Technology Licensing Segment (QTL)

      QTL segment revenues for fiscal 2001 were $782 million compared to $705 million for fiscal 2000. Earnings before taxes for fiscal 2001 were $717 million compared to $633 million for fiscal 2000. The increase in revenues and earnings before taxes was primarily due to an increase in royalties resulting from an increase in worldwide demand for products based on CDMA technologies, offset by the impact of adopting SAB 101. Earnings before taxes included $11 million in other income related to the irrevocable transfer of a portion of an FCC Auction Discount Voucher to a third-party.

Wireless Systems Segment (QWS)

      QWS segment revenues for fiscal 2001 were $408 million compared to $721 million for fiscal 2000. Earnings before taxes for fiscal 2001 of $66 million compared to earnings before taxes of $272 million for fiscal 2000. Revenues and earnings decreased primarily due to significantly lower shipments of Globalstar portable and fixed phones to service providers and the decision to not recognize revenue on business with Globalstar before cash is received, offset by an increase in OmniTRACS messaging services revenue. We shipped approximately 43,000 OmniTRACS and other related communications systems during fiscal 2001, compared to approximately 56,000 in fiscal 2000. The decrease in unit shipments is due to United States economic conditions affecting the domestic long-haul trucking industry. We shipped less than 100 Globalstar portable and fixed phones in fiscal 2001 compared to 96,000 in fiscal 2000. The decrease in unit shipments is primarily due to the pending restructuring of Globalstar and other uncertainties related to the Globalstar business. Given the current reduced level of business related to Globalstar, we have transferred a number of our QWS staff into other parts of our business to meet staffing needs.

Liquidity and Capital Resources

      We anticipate that our cash and cash equivalents and marketable securities balances of $2,581 million at September 30, 2001, including interest to be earned thereon, will be used to fund our working and other capital requirements, including investments in other companies and other assets to support the growth of our business, financing for customers of CDMA infrastructure products in accordance with the agreement with Ericsson, financing under agreements with CDMA telecommunications carriers, and other commitments. In the event additional needs for cash arise, we may raise additional funds from a combination of sources including potential debt and equity issuance. On July 24, 2001, we announced that we no longer plan to spin-off our integrated circuits and system software business. Although we are withdrawing the plan to spin-off this business, we would reconsider if conflicts arise that adversely affect our ability to operate each business in the best interests of our stockholders.

      In fiscal 2001, $691 million in cash was provided by operating activities, compared to $791 million in cash provided by operating activities in fiscal 2000. Cash provided by operating activities in fiscal 2001 and fiscal 2000 includes $1,051 million and $1,283 million, respectively, of net cash flow provided by operations. In fiscal 2001, cash flow provided by operations were offset by increases in finance receivables and inventories and a reduction in trade accounts payable, payroll, benefits and other liabilities, offset by a decrease in accounts receivable and other assets and an increase in unearned revenue. In fiscal 2000, cash flow provided by operations were offset by an increase in finance receivables and decreases in accounts payable and payroll, benefits and other liabilities, offset by a decrease in accounts receivables. These changes for fiscal year 2001 and 2000 totaled $360 million and $492 million, respectively.

      In fiscal 2001, $149 million in cash was used in investing activities, primarily including $247 million for other investments and acquisitions, $226 million for the issuance of notes receivable, $84 million for the purchase of wireless licenses, $114 million in capital expenditures and $205 million in net purchases of available-for-sale securities, offset by $672 million in net maturities of held-to-maturity securities, $16 million on collection of notes receivables and $27 million in proceeds from the sale of investments. We intend to continue our strategic investment activities to promote the worldwide adoption of CDMA products and the growth of CDMA-based wireless data and wireless Internet products and solutions. As part of these investment activities, we may provide financing to facilitate the marketing and sale of CDMA equipment by authorized suppliers. In addition to our commitments to the Vesper Companies and Inquam, equity funding commitments related to other strategic investments total $48 million at September 30, 2001, which we intend to fund through fiscal 2009.

      In fiscal 2001, our financing activities provided $134 million, comprised primarily of the issuance of common stock under our stock option and employee stock purchase plans. In fiscal 2000, our financing activities provided $28 million, including $144 million from the issuance of common stock under our stock option and employee stock purchase plans, offset by $112 million in net repayments under bank lines of credit.

      At September 30, 2001, our remaining commitments to extend long-term financing to certain CDMA customers of Ericsson totaled approximately $531 million, including $96 million for Pegaso. The commitment to fund $400 million of this amount expires on November 6, 2003. The funding of the remaining $131 million, if it occurs, is not subject to a fixed expiration date. The financing commitments are subject to the CDMA customers meeting conditions prescribed in the financing arrangements and, in certain cases, to Ericsson also financing a portion of such sales and services. Such financing is generally collateralized by the related equipment. Commitments represent the maximum amounts to be financed under these arrangements; actual financing may be in lesser amounts.

      Under the terms of the senior credit facility between us and Leap Wireless, we are committed to fund up to $125 million until the earlier of settlement of the FCC’s current auction of PCS spectrum or Leap Wireless’ withdrawal from the auction. At September 30, 2001, no cash has been advanced to Leap Wireless, but $1 million in loan fees and accrued interest are outstanding under the facility.

      In addition to the financing commitments to Leap Wireless and Ericsson, we had $4 million of letters of credit and $12 million of other financial guarantees and commitments outstanding as of September 30, 2001, none of which are collateralized.

Future Accounting Requirements

      In July 2001, the Financial Accounting Standards Board (FASB) issued FASB Statements Nos. 141 and 142 (FAS 141 and FAS 142), “Business Combinations” and “Goodwill and Other Intangible Assets.” FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1,

2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. We will adopt FAS 142 on September 30, 2002, the beginning of fiscal 2003. In connection with the adoption of FAS 142, we will be required to perform a transitional goodwill impairment assessment. We have not yet determined the impact these standards will have on our operating results and financial position.

      In August 2001, the FASB issued FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” FAS 144 replaces FAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The FASB issued FAS 144 to establish a single accounting model, based on the framework established in FAS 121, as FAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, “Reporting The Results of Operations — Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions.” FAS 144 also resolves significant implementation issues related to FAS 121. Companies are required to adopt FAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. We will adopt FAS 144 as of the beginning of fiscal 2003. We have not yet determined the impact this standard will have on our operating results and financial position.

Quantitative and Qualitative Disclosure About Market Risk

      Interest Rate Market Risk. We have fixed income securities consisting of cash equivalents and investments in marketable debt securities. Investments in marketable debt securities are classified as available-for-sale and held-to-maturity. Interest income earned on our short-term investment portfolio is affected by changes in the general level of United States interest rates, while interest income earned on long-term fixed income investments is not affected in the near term. (See Note 2 to the Consolidated Financial Statements for information about investments in marketable debt securities.)

      Finance receivables bear interest at both fixed and variable rates (see Note 3 to the Consolidated Financial Statements for information about finance receivables). Interest earned on certain finance receivables is at variable interest rates and is affected by changes in the general level of United States interest rates and/or LIBOR. Fair values will vary as interest rates change.

      We have other notes receivable from third parties included in other assets. These facilities bear interest at variable rates. Interest earned on credit facilities included in other assets is affected by changes in LIBOR, and fair value will vary as interest rates change.

      The following table provides information about our financial instruments that are sensitive to changes in interest rates. All financial instruments are held for purposes other than trading. For our fixed income investment portfolio, finance receivables and credit facilities in other assets, the table presents principal cash flows and related weighted-average yield at cost and contractual interest rates for fixed income securities and finance receivables or other credit facilities, respectively, by expected maturity dates. Additionally, we have assumed that our fixed income securities are similar enough to aggregate those securities for presentation purposes.

Interest Rate Sensitivity

Principal Amount by Expected Maturity
Average Interest Rate
(Dollars in millions)

							No Single		Fair
	2002	2003	2004	2005	2006	Thereafter	Maturity	Total	Value

Fixed income securities	$281	$379	$220	$15	$19	$—	$121	$1,035	$1,044
Interest rate	6.4%	4.6%	5.0%	5.0%	4.9%		4.4%
Finance receivables:
Fixed rate	$28	$1	$—	$—	$—	$419	$—	$448	$425
Interest rate	17.0%	12.9%				18.0%
Variable rate (LIBOR)	$2	$25	$58	$96	$62	$698	$—	$941	$319
Margin over LIBOR	4.8%	4.9%	5.1%	5.6%	6.0%	3.5%
Credit facilities in other assets:
Fixed rate	$34	$—	$196	$—	$—	$2	$—	$232	$101
Interest rate	11.4%		4.6%			10.0%
Variable rate (LIBOR)	$39	$—	$—	$—	$2	$26	$—	$67	$42
Margin over LIBOR	12.0%				1.9%	0.0%

      Equity Price Risk. We hold available-for-sale securities and derivative instruments subject to equity price risk. Available-for-sale equity securities and derivative instruments recorded at fair value under FAS 115 and FAS 133, respectively, subject us to equity price risk. The fair values of available-for-sale securities total $199 million and $426 million, respectively, at September 30, 2001 and at September 24, 2000. The fair values of these securities are based on the market prices of the securities. To the extent we own a large number of securities relative to the trading volumes of these securities, the market prices may be higher than the prices we would realize if our shares were sold. The available-for-sale securities are held for purposes other than trading. As of September 30, 2001, two securities constituted approximately 20% of the fair value of the available-for-sale securities portfolio.

      We received a warrant in connection with the Leap Wireless spin-off to purchase Leap Wireless common stock at $6.11 per share. At September 30, 2001, we are entitled to purchase 3,375,000 shares of Leap Wireless common stock (see Notes 1 and 15 to the Consolidated Financial Statements for a description of our accounting policy for this instrument and further information). The recorded and fair values of the warrant are $49 million and $250 million, respectively, at September 30, 2001 and at September 24, 2000. The estimated fair value of the warrant is directly correlated to movements in the price of the Leap Wireless stock. The warrant is held for purposes other than trading. During fiscal 2001, we recorded $243 million in losses on derivative instruments, offset by a $129 million accounting change, net of income taxes, primarily related to this warrant.

      We strategically invest in companies in the high-technology industry, and typically do not attempt to reduce or eliminate our market exposure on these securities. During fiscal 2001, many high-technology stocks experienced a significant decrease in value, negatively affecting the fair value of our available-for-sale equity securities and derivative instruments. Investment concentrations in specific companies and industry segments may vary over time, and changes in concentrations may affect the overall price volatility.

      Our strategic investments in other entities consist substantially of investments accounted for under the equity and cost methods that are predominantly closely held and not publicly traded. These investments are held for purposes other than trading. Accordingly, we believe that our exposure to market risk from these investments is not material. Additionally, we do not anticipate any near-term changes in the nature of our market risk exposures or in management’s objectives and strategies with respect to managing such exposures.

      Foreign Exchange Market Risk. See Note 1 to the Consolidated Financial Statements for a description of our foreign currency accounting policies and information about our currency exposure management practices. We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, consisting primarily of forward contracts. Derivative financial instruments are viewed as risk management tools and are not used for speculative or trading purposes. At September 30, 2001 we had one foreign currency forward contract outstanding; no such contracts were outstanding at September 24, 2000. The amount of the unrealized loss as of September 30, 2001 is not material.

      Financial instruments held by consolidated subsidiaries and equity method investees which are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations, which may affect reported earnings. As a global concern, we face exposure to adverse movements in foreign currency exchange rates. At the present time, we may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could suffer unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

      Finance receivables and notes receivable from international carriers that do not use the United States dollar as their functional currencies subject us to credit risk. Because our financing is dollar denominated, any significant change in the value of the dollar against the debtors’ functional currencies could result in an increase in the debtor’s cash flow requirements and could thereby affect our ability to collect our receivables. At September 30, 2001, finance receivables from international customers totaled $735 million.

      Our analysis methods used to assess and mitigate risk discussed above should not be considered projections of future risks.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURE

      None.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

      In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries (the “Company”) at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, the Company changed its method of recognizing revenue and adopted Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” during the year ended September 30, 2001.

PricewaterhouseCoopers LLP

San Diego, California

November 5, 2001

QUALCOMM INCORPORATED

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS

	September 30,

	2001	2000

Current assets:
Cash and cash equivalents	$1,388,602	$716,871
Marketable securities	894,577	1,055,522
Accounts receivable, net	517,557	606,979
Finance receivables, net	10,345	128,515
Inventories, net	95,863	85,366
Other current assets	147,814	136,727

Total current assets	3,054,758	2,729,980
Marketable securities	297,333	748,521
Finance receivables, net	733,491	799,404
Other investments	263,520	384,859
Property, plant and equipment, net	431,396	431,705
Goodwill, net	585,046	821,834
Other assets	381,589	146,679

Total assets	$5,747,133	$6,062,982

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$106,433	$112,856
Payroll and other benefits related liabilities	117,795	128,836
Unearned revenue	184,461	68,419
Other current liabilities	112,300	162,182

Total current liabilities	520,989	472,293
Unearned revenue	295,005	497
Other liabilities	35,437	27,221

Total liabilities	851,431	500,011

Commitments and contingencies (Notes 3, 4 and 11)

Minority interest in consolidated subsidiaries	5,887	46,643

Stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8,000 shares authorized; none outstanding at September 30, 2001 and 2000	—	—
Common stock, $0.0001 par value; 3,000,000 shares authorized; 763,289 and 747,651 shares outstanding at September 30, 2001 and 2000	76	75
Paid-in capital	4,791,559	4,653,818
Retained earnings	322,347	871,090
Accumulated other comprehensive loss	(224,167)	(8,655)

Total stockholders’ equity	4,889,815	5,516,328

Total liabilities and stockholders’ equity	$5,747,133	$6,062,982

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended September 30,

	2001	2000	1999

Revenues	$2,679,786	$3,196,780	$3,937,299

Operating expenses:
Cost of revenues	1,035,103	1,507,122	2,485,072
Research and development	414,760	340,407	381,139
Selling, general and administrative	367,155	342,940	425,118
Amortization of goodwill and other acquisition-related intangible assets	255,230	145,643	823
Purchased in-process technology	—	60,030	—
Asset impairment and related charges	549,783	45,743	143,338
Other	50,825	32,257	96,669

Total operating expenses	2,672,856	2,474,142	3,532,159

Operating income	6,930	722,638	405,140
Interest expense	(10,235)	(4,923)	(14,698)
Investment (expense) income, net (Note 6)	(255,999)	494,191	24,576
Distributions on Trust Convertible Preferred Securities of subsidiary trust	—	(13,039)	(39,297)
Other (Note 4)	(167,001)	(2,062)	(69,035)

(Loss) income before income taxes and accounting change	(426,305)	1,196,805	306,686
Income tax expense	(104,501)	(526,594)	(105,807)

(Loss) income before accounting change	(530,806)	670,211	200,879
Accounting changes, net of tax (Note 1)	(17,937)	—	—

Net (loss) income	$(548,743)	$670,211	$200,879

Basic net (loss) earnings per common share:
(Loss) income before accounting change	$(0.71)	$0.93	$0.34
Accounting change, net of tax	(0.02)	—	—

Net (loss) income	$(0.73)	$0.93	$0.34

Diluted net (loss) earnings per common share:
(Loss) income before accounting change	$(0.71)	$0.85	$0.31
Accounting change, net of tax	(0.02)	—	—

Net (loss) income	$(0.73)	$0.85	$0.31

Shares used in per share calculations:
Basic	755,969	717,205	594,714

Diluted	755,969	800,121	649,889

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended September 30

	2001	2000	1999

Operating Activities:
Net (loss) income	$(548,743)	$670,211	$200,879
Depreciation and amortization	319,811	243,842	158,429
Purchased in-process technology	—	60,030	—
Asset impairment and other non-cash charges and credits	733,476	75,872	268,881
Net realized gains on marketable securities and investments	(70,146)	(270,132)	(5,663)
Net unrealized loss on derivative instruments	243,308	—	—
Net unrealized other-than-temporary losses on marketable securities and other investments	287,174	—	—
Minority interest in income of consolidated subsidiaries	3,769	6,264	13,066
Equity in losses of investees	35,192	15,117	15,140
Non-cash income tax expense (benefit)	29,948	481,621	(96,595)
Accounting changes, net of tax	17,937	—	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net	69,541	233,281	(275,846)
Finance receivables, net	(354,140)	(372,072)	(304,546)
Inventories, net	(40,735)	(68,776)	40,102
Other assets	27,519	(29,757)	(8,206)
Trade accounts payable	(13,838)	(164,756)	(5,826)
Payroll, benefits, and other liabilities	(67,440)	(99,976)	191,187
Unearned revenue	18,858	10,012	(10,495)

Net cash provided by operating activities	691,491	790,781	180,507

Investing Activities:
Capital expenditures	(114,191)	(163,182)	(180,237)
Purchases of wireless licenses	(83,774)	—	—
Purchases of available-for-sale securities	(1,182,698)	(993,512)	—
Proceeds from sale of available-for-sale securities	977,285	571,492	7,163
Purchases of held-to-maturity securities	(301,870)	(1,392,310)	(858,108)
Maturities of held-to-maturity securities	973,879	1,218,189	150,873
Issuance of notes receivable	(225,747)	(214,267)	(171,414)
Collection of notes receivable	15,581	229,654	45,754
Proceeds from sale of businesses	—	246,990	98,097
Proceeds from sale of other investments	26,730	—	—
Other investments and acquisitions	(246,538)	(273,668)	(43,568)
Other items, net	11,921	5,963	(2,192)

Net cash used by investing activities	(149,422)	(764,651)	(953,632)

Financing Activities:
Net borrowings under bank lines of credit	—	(112,000)	(39,000)
Net proceeds from issuance of common stock	132,690	143,768	1,311,925
Other items, net	895	(4,148)	(2,621)

Net cash provided by financing activities	133,585	27,620	1,270,304

Effect of exchange rate changes on cash	(3,923)	3,105	(13,009)

Net increase in cash and cash equivalents	671,731	56,855	484,170
Cash and cash equivalents at beginning of year	716,871	660,016	175,846

Cash and cash equivalents at end of year	$1,388,602	$716,871	$660,016

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common Stock				Accumulated Other	Total
			Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income(Loss)	Equity

Balance at September 30, 1998	564,726	$56	$959,218	$—	$(1,678)	$957,596

Components of comprehensive income:
Net income	—	—	—	200,879	—	200,879
Foreign currency translation	—	—	—	—	(26,100)	(26,100)
Change in unrealized gain on securities, net of income taxes of $74,410	—	—	—	—	110,690	110,690

Total comprehensive income						285,469

Exercise of stock options	48,994	5	205,223	—	—	205,228
Tax benefit from exercise of stock options	—	—	290,817	—	—	290,817
Issuance for Employee Stock Purchase and Executive Retirement Plans	4,994	1	31,570	—	—	31,571
Stock-based compensation expense	—	—	8,613	—	—	8,613
Sale of common stock	27,600	3	1,079,312	—	—	1,079,315
Issuance of common stock upon conversion of Trust Convertible Preferred Securities	49	—	445	—	—	445
Adjustment to spin-off of Leap Wireless (Note 15)	—	—	12,701	—	—	12,701

Balance at September 30, 1999	646,363	65	2,587,899	200,879	82,912	2,871,755

Components of comprehensive income:
Net income	—	—	—	670,211	—	670,211
Foreign currency translation	—	—	—	—	2,756	2,756
Change in unrealized gain on securities, net of income taxes of $45,185	—	—	—	—	67,216	67,216
Reclassification adjustment for gains included in net income, net of income taxes of $108,593	—	—	—	—	(161,539)	(161,539)

Total comprehensive income						578,644

Exercise of stock options and warrants	22,101	2	109,825	—	—	109,827
Tax benefit from exercise of stock options	—	—	217,846	—	—	217,846
Issuance for Employee Stock Purchase and Executive Retirement Plans	749	—	31,186	—	—	31,186
Stock-based compensation expense	—	—	25,400	—	—	25,400
Shares issued for business acquisitions	5,815	1	1,036,940	—	—	1,036,941
Issuance of common stock upon conversion of Trust Convertible Preferred Securities	72,623	7	644,722	—	—	644,729

Balance at September 30, 2000	747,651	75	4,653,818	871,090	(8,655)	5,516,328

Components of comprehensive loss:
Net loss	—	—	—	(548,743)	—	(548,743)
Foreign currency translation	—	—	—	—	(39,515)	(39,515)
Change in unrealized loss on securities, net of income taxes of $42,551	—	—	—	—	(222,931)	(222,931)
Reclassification adjustment for gains included in net loss, net of income taxes of $18,181	—	—	—	—	(27,044)	(27,044)
Reclassification adjustment for other-than-temporary losses on marketable securities included in net loss, net of income taxes of $47,092	—	—	—	—	70,053	70,053
Reclassification adjustment for losses included in accounting change, net of income taxes of $2,638	—	—	—	—	3,925	3,925

Total comprehensive loss						(764,255)

Exercise of stock options	14,831	1	92,051	—	—	92,052
Issuance for Employee Stock Purchase and Executive Retirement Plans	758	—	40,639	—	—	40,639
Stock-based compensation expense	—	—	2,661	—	—	2,661
Shares issued for business acquisitions	49	—	—	—	—	—
Adjustment to spin-off of Leap Wireless (Note 15)	—	—	2,390	—	—	2,390

Balance at September 30, 2001	763,289	$76	$4,791,559	$322,347	$(224,167)	$4,889,815

See accompanying notes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company and its Significant Accounting Policies

The Company

      QUALCOMM Incorporated (the Company or QUALCOMM), a Delaware corporation, develops, designs, manufactures and markets digital wireless telecommunications products and services based on its Code Division Multiple Access (CDMA) technology. The Company licenses and receives royalty payments on its CDMA technology from major domestic and international wireless telecommunications equipment suppliers.

      The Company is also a leading developer and supplier of CDMA-based integrated circuits and system software for wireless voice and data communications and global positioning system products. The Company offers a complete system solution including software and integrated circuits for wireless handsets and infrastructure equipment. This complete system solution approach provides customers with advanced wireless technology, enhanced component integration and interoperability, and reduced time to market. The Company provides integrated circuits and system software to many of the world’s leading wireless handset and infrastructure manufacturers.

      The Company provides satellite and terrestrial-based two-way data messaging and position reporting services for transportation companies and private fleets. The Company develops, designs, manufactures and distributes products and provides services for OmniTRACS and TruckMAIL (satellite-based mobile communications system), OmniExpress (terrestrial CDMA-based system) and LINQ (terrestrial GSM-based system) worldwide. Transportation companies and private fleets use the Company’s products to communicate with drivers, monitor vehicle location and provide customer service. The Company also integrates the mobile data with operations software, such as dispatch, payroll and accounting, so end-users can manage their information and operations.

Principles of Consolidation

      The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries and other subsidiaries controlled by the Company. The ownership of the other interest holders of consolidated subsidiaries is reflected as minority interest. All significant intercompany accounts and transactions have been eliminated.

Financial Statement Preparation

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Fiscal Year

      The Company operates and reports using a 52–53 week fiscal year ending on the last Sunday in September. As a result, the fiscal years ended September 30, 2001, 2000, and 1999 include 53 weeks, 52 weeks, and 52 weeks, respectively. For presentation purposes, the Company has indicated its fiscal years as ending on September 30.

Revenues

      In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements.” The SEC staff subsequently amended

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

SAB 101 to provide registrants with additional time to implement the standard. The Company adopted SAB 101 in the fourth quarter of fiscal 2001, applied retroactively to the first quarter of fiscal 2001.

      Prior to the adoption of SAB 101, the Company generally recorded revenue from non-refundable license fees on the effective date of the applicable license agreement. After the adoption of SAB 101, license fees are recognized ratably over the estimated period of future benefit to the licensee. Royalty revenue continues to be recorded as earned when reasonable estimates of such amounts can be made.

      Prior to the adoption of SAB 101, the Company recorded revenue from hardware product sales at the time of shipment, or when title and risk of loss passed to the customer, if later. After adoption of SAB 101, revenue and expense from certain hardware product sales contracted with a continuing service obligation that is essential to the functionality of the hardware are recognized ratably over the shorter of the estimated life of the hardware product or the expected service period. Revenue from hardware product sales without such a continuing service obligation is recorded when risk of loss and title pass to the customer. Messaging revenue continues to be recorded as earned.

      The effect of the adoption of SAB 101 on the Company’s quarterly results of operations for fiscal 2001, when applied retroactively, and the pro forma effect on the results of operations for the fourth quarter of fiscal 2000 are presented in the summarized quarterly data note (Note 18). The unaudited pro forma effect of the adoption of SAB 101 on the Company’s fiscal 2000 and 1999 results of operations, assuming SAB 101 had been adopted in those years, are as follows (in thousands, except per share data):

	2000	1999

	(unaudited)
Net income (loss)	$643,181	$209,062

Basic earnings (loss) per common share	$0.90	$0.35

Diluted earnings (loss) per common share	$0.81	$0.32

      The Company recorded a $147 million loss, net of taxes of $98 million, as the cumulative effect of the accounting change as of the beginning of fiscal 2001 to reflect the deferral of revenue and expenses related to future periods. For fiscal 2001, the Company recognized $95 million in net income before income taxes and accounting change related to revenue and expense that was recognized in prior years.

      Revenue from providing services is recorded when earned. Revenue from long-term contracts is generally recognized using the percentage-of-completion method, based on costs incurred compared with total estimated costs. Billings on uncompleted contracts in excess of incurred cost and accrued profits are classified as unearned revenue. Estimated contract losses are recognized when determined. If substantive uncertainty related to customer acceptance exists or the contract’s duration is less than three months, the Company uses the completed-contract method.

      The Company recognizes software license revenue when all of the following criteria are met: execution of a written agreement; delivery of software; the license fee is fixed and determinable; collectibility of the proceeds is probable; and vendor-specific objective evidence exists to allocate the total fee to elements of multiple-element arrangements, including post contract customer support. Vendor-specific objective evidence is based on the price charged when an element is sold separately, or if not yet sold separately, the price established by authorized management or a substantive renewal rate for post-contract customer support. If the Company does not have sufficient evidence of the fair value of undelivered elements, revenue is recognized ratably over the support period when the undelivered element is post-contract customer support.

      Unearned revenue consists primarily of fees related to software products and other intellectual property for which delivery is not yet complete and to hardware products sales contracted with a continuing service obligation.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Research and Development

      Costs incurred in research and development are expensed as incurred.

Shipping and Handling Costs

      Costs incurred for shipping and handling costs are included in cost of revenues when incurred. Amounts billed to a customer for shipping and handling are reported as revenue.

Concentrations

      A significant portion of the Company’s revenues are concentrated with a limited number of customers as the worldwide market for wireless telephone systems and products is dominated by a small number of large corporations and government agencies. During fiscal 2001, sales to two South Korean customers and one Japanese customer by the QCT, QTL and other nonreportable segments (Note 12) comprised 37% of consolidated revenues. During fiscal 2000 and 1999, sales to one South Korean customer by the QCT and QTL segments comprised 11% and 9% of consolidated revenues, respectively. During fiscal 2001, 2000 and 1999, revenues from Globalstar (Note 4) accounted for 1%, 7% and 11% of consolidated revenues, respectively. At September 30, 2001, accounts receivable from two South Korean customers comprised 25% of net receivables.

      Revenues from international customers were approximately 65%, 47% and 38% of total revenues in fiscal 2001, 2000 and 1999, respectively.

Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, loan participations, medium-term notes, United States treasuries and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

      The Company’s policy is to place its cash, cash equivalents and investments with high quality financial institutions, government agencies and corporate entities to limit the amount of credit exposure.

Marketable Securities

      Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. Held-to-maturity securities are carried at amortized cost, which approximates fair value. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss), net of tax, unless the Company provides a valuation allowance against the tax benefit resulting from the loss. The specific identification method is used to compute the realized gains and losses on debt and equity securities.

      The Company regularly monitors and evaluates the realizable value of its marketable securities. If events and circumstances indicate that a decline in the value of these assets has occurred and is other than temporary, the Company records a charge to investment (expense) income.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Inventories

      Inventories are valued at the lower of cost or market using the first-in, first-out method.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Buildings and building improvements are depreciated over thirty years and fifteen years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Other property, plant and equipment have useful lives ranging from two to five years. Maintenance, repairs, and minor renewals and betterments are charged to expense.

      Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed and the gain or loss is recorded.

Other Investments

                    Investments in Other Entities

      The Company makes strategic investments in companies that have developed or are developing innovative wireless data applications and wireless carriers that promote the worldwide deployment of CDMA systems. Investments in corporate entities with less than a 20% voting interest are generally accounted for under the cost method. The Company uses the equity method to account for investments in corporate entities in which it has a voting interest of 20% to 50% and other than minor to 50% ownership interests in partnerships and limited liability corporations, or in which it otherwise has the ability to exercise significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company’s share of net earnings or losses of the investee, limited to the extent of the Company’s investment in, advances to and financial guarantees that create additional basis in the investee.

      The Company regularly monitors and evaluates the realizable value of its investments. If events and circumstances indicate that a decline in the value of these assets has occurred and is other than temporary, the Company records a charge to investment income (expense).

                    Derivatives

      The Company adopted Statement of Financial Accounting Standard No. 133 (FAS 133), “Accounting for Derivative Instruments and Hedging Activities,” as of the beginning of fiscal 2001. FAS 133 requires certain derivative instruments to be recorded at fair value. Derivative instruments held by the Company are comprised of warrants and other rights to purchase equity interests in certain other companies related to strategic investment and financing activities. The Company recorded a $129 million gain, net of taxes of $87 million, as the cumulative effect of the change in accounting principle as of the beginning of fiscal 2001. The cumulative effect of the accounting change related primarily to the recognition of the unrealized gain on a warrant to purchase 4,500,000 shares of Leap Wireless International, Inc. (Leap Wireless) common stock issued to the Company in connection with its spin-off of Leap Wireless in September 1998 (Note 15).

          Warrants

      The Company holds warrants to purchase equity interests in certain other companies related to its strategic investment activities. The Company’s warrants are not held for trading purposes.

      Prior to the adoption of FAS 133, warrants to purchase equity interests in publicly-traded companies that could not be net settled were stated at fair value and classified as available-for-sale or held-to-maturity,

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

consistent with the expected classification of the underlying equity securities. Changes in fair value were recorded as a component of comprehensive income (loss). All other warrants were carried at cost.

      After the adoption of FAS 133, the Company’s warrants to purchase equity interest in certain publicly-traded companies continue to be recorded at fair value. Changes in fair value are recorded in investment (expense) income, as a change in unrealized gain on derivative instruments because the warrants do not meet the requirements for hedge accounting. Realized derivative gains and losses are reclassified from the change in unrealized gains on derivative instruments to net realized gains (losses) on marketable securities upon the sale of the underlying equity investment. During fiscal 2001, $18 million of unrealized derivative gains were reclassified to realized gains (losses) on the sale of marketable securities. Warrants in privately-held companies are carried at cost as those warrants are excluded from the scope of FAS 133.

      At September 30, 2001 and 2000, the Company’s warrant balances were included in other assets and none of the Company’s warrants were designated as hedges.

          Forward Contracts

      The Company enters into foreign currency forward contracts to hedge certain foreign currency transactions and probable anticipated foreign currency transactions. Prior to the adoption of FAS 133, gains and losses arising from foreign currency forward contracts offset gains and losses resulting from the underlying hedged transaction.

      After the adoption of FAS 133, unrealized gains and losses arising from foreign currency forward contracts are reported in investment (expense) income as a change in unrealized gain on derivative instruments because the forward contracts are not designated as hedging instruments. Upon settlement of the foreign currency forward contracts, the unrealized gains and losses are reclassified to realized gains on derivative instruments. The Company did not have any foreign currency forward contracts designated as a hedging instrument during fiscal 2001.

      The Company had one foreign currency forward contract outstanding as of September 30, 2001; no such contracts were outstanding as of September 30, 2000. The amount of the unrealized loss as of September 30, 2001 was not material.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over its useful life, ranging from three to four years. Other intangible assets are amortized on a straight-line basis over their useful lives, ranging from three to twenty years. Software development costs are capitalized when a product’s technological feasibility has been established through the date a product is available for general release to customers.

Long-Lived and Intangible Assets

      The Company assesses potential impairments to its long-lived assets and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value, and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Warranty

      Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized.

Stock-Based Compensation

      The Company measures compensation expense for its stock-based employee compensation using the intrinsic value method and provides pro forma disclosures of net income and net earnings per common share as if the fair value method had been applied in measuring compensation expense.

      Equity instruments issued to non-employees for goods or services are accounted for at fair value and are marked to market until service is complete or a performance commitment date is reached.

Foreign Currency

      Foreign subsidiaries operating in a local currency environment use the local currency as the functional currency. Assets and liabilities are translated to United States dollars at year-end exchange rates; revenues, expenses, gains and losses are translated at rates of exchange that approximate the rates in effect at the transaction date. Resulting remeasurement gains or losses are recognized as a component of other comprehensive income. During fiscal 1999, a significant devaluation of the Brazilian real resulted in a $25 million translation loss that was recorded as a component of other comprehensive income. The functional currency of the Company’s foreign investees that do not use local currencies is the United States dollar. Where the United States dollar is the functional currency, the monetary assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses associated with the monetary assets and liabilities are translated at the rates of exchange that approximate the rates in effect at the transaction date. Non-monetary assets and liabilities and related elements of expense, gains and losses are translated at historical rates. Resulting remeasurement gains or losses of these foreign investees are recognized in the statement of income.

      During fiscal 2001, 2000 and 1999, net foreign currency transaction gains and losses included in the Company’s statements of operations were not material.

Income Taxes

      Current income tax expense is the amount of income taxes expected to be payable for the current year, prior to the recognition of benefits from stock option deductions. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to more likely than not be realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

Comprehensive Income

      Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents other comprehensive income (loss) in its consolidated statements of stockholders’ equity.

      The reclassification adjustment for other-than-temporary losses on marketable securities results from the recognition of unrealized losses in the statement of operations resulting from declines in the market prices of those securities deemed to be other-than-temporary. The reclassification adjustment for net realized losses (gains) results from the recognition of the net realized losses or gains in the statement of operations when the marketable securities are sold. The reclassification adjustment for losses included in the accounting change

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

results from the recognition of unrealized losses attributable to derivative instruments as of the beginning of fiscal 2001 in the statement of operations as a result of the implementation of FAS 133. Unrealized losses on certain derivative instruments subject to FAS 133 were previously recorded as a component of other comprehensive income (loss).

      Components of accumulated other comprehensive loss consisted of the following (in thousands):

	September 30,

	2001	2000

Foreign currency translation	$(64,537)	$(25,022)
Unrealized (loss) gain on marketable securities, net of income taxes	(159,630)	16,367

	$(224,167)	$(8,655)

Stock Splits

      On April 14, 1999, the Company’s Board of Directors declared a two-for-one stock split of the Company’s common stock in the form of a stock dividend. The stock dividend was distributed on May 10, 1999 to stockholders of record on April 21, 1999. On November 2, 1999, the Company’s Board of Directors declared a four-for-one stock split of the Company’s common stock and an increase in the number of authorized shares of common stock to three billion shares. The stock was distributed on December 30, 1999 to stockholders of record on December 20, 1999. All references to per share amounts have been restated to reflect these stock splits.

Net Earnings Per Common Share

      Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common share (diluted EPS) reflect the potential dilutive effect, calculated using the treasury stock method, of additional common shares that are issuable upon exercise of outstanding stock options and warrants and the potential dilutive effect for the period prior to conversion of shares issuable upon conversion of Trust Convertible Preferred Securities, determined on an if-converted basis, as follows (in thousands):

	Years Ended September 30,

	2001	2000	1999

Options	—	64,802	55,175
Trust Convertible Preferred Securities	—	18,114	—

	—	82,916	55,175

      The diluted share base for fiscal 2001 excluded the potential dilutive effect of 51,188,000 incremental shares related to outstanding stock options, calculated using the treasury stock method, due to their anti-dilutive effect as a result of the Company’s loss before accounting change.

      Options outstanding during the years ended September 30, 2001, 2000 and 1999 to purchase approximately 14,427,000, 2,625,000, and 13,494,000 shares of common stock, respectively, were not included in the computation of diluted EPS because the options’ exercise prices were greater than the average market prices of the common stock during the period and, therefore, the effect would be anti-dilutive. Net income in the computation of diluted EPS for fiscal 2000 was increased by $7 million, representing the assumed savings of distributions, net of taxes, on the Trust Convertible Preferred Securities. The additional common shares assuming the conversion of the Trust Convertible Preferred Securities (Note 7) were not included for purposes of computing diluted EPS for fiscal 1999 because the effect would have been anti-dilutive.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Future Accounting Requirements

      In July 2001, the Financial Accounting Standards Board (FASB) issued FASB Statements Nos. 141 and 142 (FAS 141 and FAS 142), “Business Combinations” and “Goodwill and Other Intangible Assets.” FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt FAS 142 as of the beginning of fiscal 2003. In connection with the adoption of FAS 142, the Company will be required to perform a transitional goodwill impairment assessment. The Company has not yet determined the impact these standards will have on its operating results and financial position.

      In August 2001, the FASB issued FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” FAS 144 replaces FAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The FASB issued FAS 144 to establish a single accounting model, based on the framework established in FAS 121, as FAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, “Reporting The Results of Operations — Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions.” FAS 144 also resolves significant implementation issues related to FAS 121. Companies are required to adopt FAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt FAS 144 as of the beginning of fiscal 2003. The Company has not yet determined the impact this standard will have on its operating results and financial position.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 2 — Marketable Securities

      Marketable securities were comprised as follows (in thousands):

	Current		Noncurrent

	September 30,		September 30,

	2001	2000	2001	2000

Held-to-maturity:
Certificates of deposit	$290	$201,338	$—	$—
Commercial paper	—	289,761	6,200	—
U.S. government securities	—	—	—	10,000
Corporate medium-term notes	227,022	194,576	99,698	312,791

	227,312	685,675	105,898	322,791

Available-for-sale:
Commercial paper	—	2,956	—	—
Federal agencies	96,078	—	—	—
U.S. government securities	231,903	110,256	—	—
Corporate medium-term notes	216,512	108,748	—	—
Mortgage and asset-backed securities	115,095	147,887	—	—
Equity securities	7,677	—	191,435	425,730

	667,265	369,847	191,435	425,730

	$894,577	$1,055,522	$297,333	$748,521

      Available-for-sale equity securities include debt securities issued by a publicly-traded company that are recorded at fair value. The fair value of these debt securities was $77 million and $136 million at September 30, 2001 and 2000, respectively.

      As of September 30, 2001, the contractual maturities of debt securities were as follows (in thousands):

	Years to Maturity
			No Single
	Less than	One to	Maturity
	One Year	Five Years	Date

Held-to-maturity	$227,312	$99,698	$6,200
Available-for-sale	11,395	533,098	115,095

	$238,707	$632,796	$121,295

      Securities with no single maturity date include mortgage-backed securities and asset-backed securities.

      Available-for-sale securities were comprised as follows at September 30 (in thousands):

		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

2001
Equity securities	$374,799	$3,388	$(179,075)	$199,112
Debt securities	643,531	16,070	(13)	659,588

Total	$1,018,330	$19,458	$(179,088)	$858,700

2000
Equity securities	$400,114	$180,787	$(155,171)	$425,730
Debt securities	368,095	2,446	(694)	369,847

Total	$768,209	$183,233	$(155,865)	$795,577

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      The fair values of held-to-maturity debt securities at September 30, 2001 and 2000 approximate cost.

      In April 2000, the Company purchased approximately 11,500,000 shares of the common stock of NetZero, Inc. (NetZero), representing a 9.9% interest, for $144 million in cash. NetZero was a publicly-traded company that provided Internet access and services to consumers and on-line direct marketing services to advertisers. Effective September 26, 2001, NetZero and Juno Online Services, Inc. completed a merger and became United Online, Inc. (United Online). The Company received 2,300,000 shares of United Online for its 11,500,000 shares of NetZero, representing an approximate 5.7% interest in United Online. During fiscal 2001, the Company recorded an other-than-temporary impairment charge of $134 million in investment (expense) income related to this investment. The fair value of the United Online investment was $5 million at September 30, 2001.

      In February 2000, the Company purchased 308,000 units of Leap Wireless’ senior discount notes with detachable warrants for $150 million. The notes mature in April 2010 and bear interest at 14.5%. The warrants entitle each holder to purchase 2.503 common shares per each senior discount note unit held. The exercise price is $96.80 per common share. Upon the adoption of FAS 133, the Company bifurcated the warrants from the senior discount notes and accounted for the warrants separately. The resulting adjustment was recorded as an accounting change, net of tax, and subsequent changes in fair value of the warrants were recorded in investment (expense) income. The fair values of the senior discount notes and the warrants were $77 million and $10 million, respectively, at September 30, 2001.

      In November 1999, the Company purchased 2,565,000 common shares of Korea Telecom Freetel Co., Ltd. (KTFreeTel), representing a 1.9% interest, for $110 million and an $86 million zero coupon bond with warrants to purchase approximately 1,851,000 additional shares. If KTFreeTel meets certain obligations related to the commercial deployment of 1xEV-DO technology, the Company will be required to exercise the warrants. The exercise price of the warrants is expected to be paid by tendering the bond as payment in full. If KTFreeTel does not meet such obligations, the Company will have the right to redeem the bond at face value plus a premium equal to 10% per year. Upon the adoption of FAS 133, the Company bifurcated the warrants from the zero coupon bond and accounted for the warrants separately. The resulting adjustment was recorded as an accounting change, net of tax, and subsequent changes in fair value of the warrants were recorded in investment (expense) income. The Company used the cost method to account for 1,924,000 of the common shares and approximately 1,388,000 shares under warrant through June 1, 2001 as those shares were restricted. Subsequent to that date, the Company used the fair value method to account for all of the common shares and the warrants, recording changes in fair value as a component of comprehensive loss, net of tax, and investment (expense) income, respectively. The combined fair value of the common shares and bond with warrants was $95 million at September 30, 2001.

Note 3 — Composition of Certain Financial Statement Captions

Accounts Receivable

	September 30,

	2001	2000

	(In thousands)
Trade, net of allowance for doubtful accounts of $15,756 and $9,610, respectively	$493,930	$542,288
Long-term contracts:
Billed	11,917	38,059
Unbilled	3,846	21,185
Other	7,864	5,447

	$517,557	$606,979

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      Unbilled receivables represent costs and profits recorded in excess of amounts billable pursuant to contract provisions and are expected to be realized within one year.

Finance Receivables

      Finance receivables result from arrangements in which the Company has agreed to provide its customers or certain CDMA customers of Telefonaktiebolaget LM Ericsson (Ericsson) (Note 14) with long-term interest bearing debt financing for the purchase of equipment and/or services. Finance receivables were comprised as follows:

	September 30,

	2001	2000

	(In thousands)
Finance receivables	$1,388,684	$939,063
Allowance for doubtful receivables	(644,848)	(11,144)

	743,836	927,919
Current maturities, net	10,345	128,515

Noncurrent finance receivables, net	$733,491	$799,404

      At September 30, 2001 and 2000, the fair value of finance receivables approximated $744 million and $826 million, respectively. The fair value of finance receivables is estimated by discounting the future cash flows using current interest rates at which similar financing would be provided to similar customers for the same remaining maturities.

      Maturities of finance receivables at September 30, 2001 were as follows (in thousands):

Fiscal Year Ending September 30,	Amount

2002	$29,713
2003	26,255
2004	58,191
2005	96,261
2006	62,069
Thereafter	1,116,195

$1,388,684

      Maturities after 2006 include finance receivables which have been fully reserved or which the Company has not or does not expect to receive payments in accordance with the scheduled maturities.

      At September 30, 2001, remaining commitments to extend long-term financing by the Company to certain CDMA customers of Ericsson (Note 14) totaled approximately $531 million. The commitment to fund $400 million of this amount expires on November 6, 2003. The funding of the remaining $131 million, if it occurs, is not subject to a fixed expiration date. The financing commitments are subject to the CDMA customers meeting conditions prescribed in the financing arrangements and, in certain cases, to Ericsson also financing a portion of such sales and services. Such financing is generally collateralized by the related equipment. Commitments represent the maximum amounts to be financed under these arrangements; actual financing may be in lesser amounts.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Inventories

	September 30,

	2001	2000

	(In thousands)
Raw materials	$18,251	$47,952
Work-in-process	3,346	8,370
Finished goods	74,266	29,044

	$95,863	$85,366

Property, Plant and Equipment

	September 30,

	2001	2000

	(In thousands)
Land	$38,093	$37,953
Buildings and improvements	280,851	279,265
Computer equipment	283,293	254,675
Machinery and equipment	176,300	193,194
Furniture and office equipment	16,393	14,424
Leasehold improvements	44,990	33,798

	839,920	813,309
Less accumulated depreciation and amortization	(408,524)	(381,604)

	$431,396	$431,705

      Depreciation and amortization expense related to property, plant, and equipment for fiscal 2001, 2000, and 1999 was $91 million, $109 million and $151 million, respectively. At September 30, 2001 and 2000, buildings and improvements and leasehold improvements with a net book value of $91 million and $145 million, respectively, including accumulated depreciation and amortization of $37 million and $36 million, respectively, were leased or held for lease to third parties.

Intangible Assets

      At September 30, 2001 and 2000, goodwill was presented net of $389 million and $144 million in accumulated amortization, respectively. At September 30, 2001 and 2000, intangible assets totaled $121 million and $45 million, respectively, net of $21 million and $8 million in accumulated amortization, respectively. During fiscal 2001, the Company acquired licenses in the Australian 3G wireless spectrum auctions. At September 30, 2001, intangible assets included $78 million related to these licenses. The Company will begin amortizing the licenses upon the commercial launch of the system in Australia, which is expected to occur in October 2002. The licenses will be amortized over their expected useful lives of 15 years. Capitalized software development costs were $16 million and $6 million, at September 30, 2001 and 2000, respectively. Accumulated amortization was $6 million at September 30, 2001 and 2000. Amortization expense for fiscal 2001, 2000, and 1999 was not material.

Note 4 — Investments in Other Entities

Vesper Holding S.A. and Vesper Sao Paulo S.A.

      In fiscal 1999, the Company made commitments to invest approximately $108 million in Vesper Holding S.A. and Vesper Sao Paulo S.A. (the Vesper Companies), formerly know as Canbra Holdings, S.A. and

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Megatel Holdings, S.A., respectively. The Vesper Companies were formed by a consortium of investors to provide wireless and wireline telephone services in the northern region and in the Sao Paulo state of Brazil. The Company subsequently participated in additional financing rounds completed by the Vesper Companies, thereby increasing the Company’s initial equity investment. In addition, the Company extended long-term financing to the Vesper Companies related to the Company’s financing arrangement with Ericsson (Note 3). At September 30, 2001, the Company’s cumulative cash investment, including long-term financing, in the Vesper Companies totaled approximately $241 million. In January 2000, the Company acquired an approximate 2.5% interest in VeloCom, Inc. (VeloCom), an investor in the Vesper Companies, for $15 million. In December 2000, the Company executed a Term Loan Agreement with VeloCom in which the Company agreed to provide $230 million of convertible debt financing, including $30 million for capitalized interest. The debt facility has a three-year term and bears interest at 18%. The Company funded approximately $172 million under this facility through September 30, 2001.

      As a result of a reorganization of the Vesper Companies initiated during fiscal 2001, the Company reassessed the recoverability of its assets related to the Vesper Companies and VeloCom and recorded $32 million in asset impairments and related charges, $90 million in investment (expense) income and $120 million in other non-operating charges. At September 30, 2001, the Company had approximately $124 million in remaining net assets, primarily consisting of finance receivables and notes receivable, net of allowances of $174 million, related to the Vesper Companies and VeloCom. The Company has not recognized interest income since the impairment and will evaluate whether to recognize interest income subsequent to the reorganization. The Vesper Companies are working to accomplish the terms of their restructuring with owners, vendors and creditors, which is expected to be completed in the first quarter of fiscal 2002. The proposed transaction is contingent on several factors, and there is a risk it will not close. If the transaction closes, the Company expects to acquire an additional interest in the Vesper Companies for $266 million in equity commitments. The Company also expects to convert its Term Loan Agreement with VeloCom into an additional equity interest in VeloCom. After the close, the Company expects to hold a 49.9% interest in VeloCom, and direct and indirect interests in the Vesper Companies of 74% and 86%, respectively. The Company will consolidate the results of the Vesper Companies if the proposed transaction closes in fiscal 2002. The Vesper Companies expect to incur increasing operating losses and negative cash flows from operations as they expand operations and enter new markets, even if and after they achieve positive cash flows from operations in the initial operating markets. The Company may incur significant losses in the future related to its proposed ownership of the Vesper Companies, and the Vesper Companies may never operate profitably.

Globalstar L.P.

      The Company has contracts with Globalstar L.P. (Globalstar) to design, develop and manufacture subscriber products and ground communications systems utilizing CDMA technology and to provide contract development services. Globalstar was formed to design, construct, and operate a worldwide, low-Earth-orbit satellite-based telecommunications system (the Globalstar System).

      Through partnership interests held in certain intermediate limited partnerships and other indirect interests, the Company owns an approximate 6.3% interest in Globalstar, a limited partnership formed to develop, own and operate the Globalstar System. The Company accounts for its investment under the equity method. As a result of the intermediate limited partnership agreements, Globalstar profits and losses are allocated to the Company in accordance with its percentage ownership interest, provided that no loss shall be allocated to the Company if such allocation would create negative balances in the Company’s intermediate partnership adjusted capital accounts. For financial reporting purposes, the Company’s investment in the intermediate partnerships had no basis during each of fiscal 2001, 2000 and 1999, and, as a result, the Company has not recorded any equity losses during those respective fiscal years.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      On June 30, 2000, Globalstar defaulted on a $250 million bank facility that QUALCOMM partially guaranteed in 1996. As a result of this default, QUALCOMM’s guaranty was called, and QUALCOMM paid $22 million to the subject banks in full satisfaction of this guaranty plus interest. Pursuant to an agreement entered into in 1996, with respect to the original provision of this guaranty, QUALCOMM accepted a subordinated promissory note issued by Globalstar with a principal amount equal to the amount QUALCOMM paid under its guaranty (the Globalstar Promissory Note). The Globalstar Promissory Note bears interest at LIBOR plus 3%, and principal and interest are due and payable in full on June 30, 2003.

      The Company continues to provide services and sell products under a number of development and production contracts involving the Globalstar System. Starting in the first quarter of fiscal 2001, the Company decided to not recognize revenue on business with Globalstar before cash is received. Revenues resulting from the agreements with Globalstar for fiscal 2001, 2000 and 1999 were $35 million, $219 million and $435 million, respectively.

      On January 16, 2001, Globalstar announced that, in order to have sufficient funds available for the continued progress of its marketing and service activities, it had suspended indefinitely principal and interest payments on all of its debt, including its vendor financing obligations. As a result, Globalstar did not make an approximate $22 million payment for principal and interest due to QUALCOMM on January 15, 2001. Globalstar also announced the retention of a financial adviser to assist in developing future initiatives, including restructuring Globalstar’s debt, identifying funding opportunities and pursuing other strategic alternatives. Efforts, by Globalstar, to restructure its debt are on-going, and work on a final plan is expected to continue. However, Globalstar’s restructuring has not progressed as the Company had anticipated. Based on the current status of Globalstar’s restructuring efforts, the Company believes it will not receive any of the contractual amounts due. As a result, the Company recorded $44 million in net charges to establish reserves against remaining Globalstar-related assets in the fourth quarter of fiscal 2001. During fiscal 2001, the Company recorded total net charges of $49 million in cost of revenues, $519 million in asset impairment and related charges, $10 million in investment expense and $58 million in other non-operating charges related primarily to the impairment of certain assets. Valuation allowances have been established against the entire finance and note receivables balances totaling $602 million, and the Company does not anticipate recognition of any interest income in the future.

Inquam Limited

      In October 2000, the Company agreed to invest $200 million in the convertible preferred shares of Inquam Limited (Inquam). Inquam was formed to acquire, own, develop and manage wireless communications systems, either directly or indirectly, with the primary intent of deploying CDMA-based technology. In addition, QUALCOMM advanced $10 million under a promissory note, bearing interest at 10%, that matures on January 31, 2002. At September 30, 2001, $144 million of the equity funding commitment was outstanding. The Company expects to fund the remaining commitment through June 2002.

Wingcast, LLC

      In July 2000, Ford Motor Company and QUALCOMM created a new company, Wingcast, LLC (Wingcast), to develop and deliver wireless mobility services into cars and trucks. QUALCOMM committed to contribute $125 million to the initial capital of Wingcast, including up to $75 million in cash and $50 million in non-cash consideration. QUALCOMM may be further committed to fund an additional $75 million in cash upon vehicle manufacturers committing to enable certain volumes of vehicles to use Wingcast’s services. QUALCOMM holds a 15% interest in Wingcast. At September 30, 2001, $50 million of the initial $75 million cash commitment was outstanding and remained subject to certain conditions, and Wingcast had not met the performance milestones related to the additional $75 million cash commitment. Performance milestones must be completed by April 2003 or before Wingcast’s initial public offering.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

QUALCOMM Personal Electronics

      In fiscal 1994, a subsidiary of the Company and a subsidiary of Sony Electronics Inc. (Sony Electronics) entered into a general partnership, QUALCOMM Personal Electronics (QPE), to manufacture CDMA consumer equipment for cellular, PCS and other wireless applications. The Company owns 51% of the venture and consolidates QPE in its financial statements. Sony Electronics’ 49% general partnership share in QPE is presented as a minority interest in the Company’s financial statements. In February 2000, the Company sold its terrestrial-based CDMA wireless consumer phone business (Note 14). As a result, QPE has no on-going operations.

      During fiscal 2001, QPE distributed certain assets to its owners based on their pro-rata ownership interests. Sony Electronics’ share of the distribution reimbursed the Company for cash advanced to and the forgiveness of receivables from Sony Electronics in February 2000 related to the sale of the Company’s terrestrial-based CDMA wireless consumer phone business (Note 14). The distribution by QPE reduced the minority interest liability to Sony Electronics and a related receivable included in other current assets by $40 million.

      During fiscal 2000 and 1999, QPE sales to Sony Electronics amounted to $6 million and $249 million, respectively. Purchases of inventory and capital equipment from Sony Electronics and other Sony affiliates during fiscal 2000 and 1999 amounted to $3 million and $80 million, respectively. At September 30, 2001 and 2000, outstanding accounts receivable from Sony Electronics amounted to none and $2 million, respectively. The $2 million receivable at September 30, 2000 was the result of on-going business unrelated to QPE. At September 30, 1999, accounts payable to all Sony Electronics affiliated companies amounted to $14 million.

NextWave Telecom Inc.

      In November 1995, the Company purchased 1,666,666 shares of Series B common stock in NextWave Telecom Inc. (NextWave), a privately-held company, for $5 million. As part of the share purchase, the Company received warrants to buy 1,111,111 additional shares of Series B common stock at $3 per share. During March 1996, the Company converted a $15 million note receivable into 5,000,000 shares of Series B common stock. In June 1998, the Company recorded a $20 million impairment charge related to the Company’s investment in NextWave. Subsidiaries of NextWave filed for bankruptcy protection in June 1998 under Chapter 11 of the United States Bankruptcy Code. NextWave itself filed for bankruptcy protection in December 1998 under Chapter 11 of the United States Bankruptcy Code.

      In August 2001, NextWave filed a plan of reorganization with the United States Bankruptcy Court which requires total financing of approximately $5 billion to build-out an advanced 3G wireless network. The plan provides for payment of all valid claims against NextWave, including the claim of the FCC for the PCS licenses it granted to NextWave in 1997, plus interest as applicable. The plan also provides that NextWave’s debt for its C-block and F-block PCS licenses would be reinstated, with the government receiving all amounts due up to this point, in full, with the remaining balance to be paid in installments. Under this plan, NextWave indicated that it expects to construct wireless networks in 95 markets utilizing CDMA2000 1xEV-DO technology.

      During fiscal 2001, the Company sold 150,000 shares of NextWave series B common stock and recorded a realized gain of $1 million. At September 30, 2001, the Company owned 6,516,666 shares of Series B common stock and held warrants to purchase 1,111,111 shares of Series B common stock for $3 per share. The Company also held a $0.4 million promissory note convertible into 1,019,444 shares of Series C common stock.

      In August 2001, the Company committed to purchase 2,000,000 shares of Series A preferred stock in the reorganized NextWave for $300 million. The Company’s investment was subject to approval by the United States Bankruptcy Court, successful consummation of NextWave’s August 2001 plan of reorganization,

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

satisfactory resolution of all disputes involving NextWave’s PCS licenses and other conditions. Furthermore, the Company’s obligation to make this investment was subject to approval by the Bankruptcy Court on or before October 31, 2001 of the terms and conditions of the Company’s investment, as well as a certain Technology Cooperation Agreement dated as of August 15, 2001, as amended, between NextWave and QUALCOMM. NextWave also was entitled to terminate the investment commitment if a certain break-up fee contained in the subject Subscription Agreement was not approved by the Bankruptcy Court on or before October 31, 2001. The approvals required by October 31, 2001 have not been obtained, and the Company is entitled to terminate its investment agreement with NextWave. The Company’s $300 million commitment is dependent on NextWave pursuing the plan of reorganization filed in August, 2001. Accordingly, if NextWave abandons the plan filed in August, 2001 and proceeds with a new plan, then the Company will not be obligated to make the investment. As a result of the uncertainty surrounding NextWave’s financing plans, the terms of a settlement with the FCC and other factors, there is significant uncertainty as to whether the Company will have the opportunity to make its planned investment in a reorganized NextWave.

Other

      Other strategic investments as of September 30, 2001 and 2000, amounted to $184 million and $148 million, respectively. At September 30, 2001, effective ownership interests in the investees ranged from 1% to 50%.

      Funding commitments related to these investments totaled $48 million at September 30, 2001, which the Company expects to fund through fiscal 2009. Such commitments are subject to the investees meeting certain conditions; actual equity funding may be in lesser amounts. It is not practicable to estimate the fair value of these investments as the investments are predominantly closely held and not publicly traded. An investee’s failure to successfully develop and provide competitive products and services due to lack of financing, market demand or unfavorable economic environment could adversely affect the value of the Company’s investment in the investee. There can be no assurance that the investees will be successful in their efforts.

Note 5 — Debt and Credit Facilities

      The Company had an unsecured credit facility under which banks were committed to make up to $400 million in revolving loans to the Company. The credit facility was cancelled in January 2001.

      Under terms of two identical revolving credit agreements, cancelled in February 2000 as a condition of the sale of the Company’s terrestrial-based CDMA wireless consumer phone business (Note 14), QPE (Note 4) could borrow a total of $150 million. The interest under the facilities was at the applicable LIBOR rate plus 0.5%. The weighted average interest rate on outstanding borrowings was 6.4% and 5.9% during fiscal 2000 and 1999, respectively.

      Cash amounts paid for interest were $11 million in fiscal 2001, $5 million in fiscal 2000 and $11 million in fiscal 1999. Cash paid for interest in fiscal 2001 included $8 million related to an arbitration decision against the Company.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 6 — Investment (Expense) Income

      Investment (expense) income for the years ended September 30 was comprised as follows (in thousands):

	2001	2000	1999

Interest income	$243,298	$245,440	$50,392
Net realized gains on marketable securities	63,420	270,132	5,663
Net realized gains on other investments	6,267	—	—
Net realized gains on derivative instruments	459	—	—
Loss on cancellation of warrants (Note 15)	—	—	(3,273)
Unrealized other-than-temporary losses on marketable securities	(147,649)	—	—
Unrealized other-than-temporary losses on other investments	(139,525)	—	—
Change in unrealized gain on derivative instruments	(243,308)	—	—
Minority interest in income of consolidated subsidiaries	(3,769)	(6,264)	(13,066)
Equity in losses of investees	(35,192)	(15,117)	(15,140)

	$(255,999)	$494,191	$24,576

Note 7 — Trust Convertible Preferred Securities of Subsidiary

      In February 1997, QUALCOMM Financial Trust I (the Trust), the Company’s wholly-owned subsidiary trust created under the laws of the State of Delaware, completed a private placement of $660 million of 5 3/4% Trust Convertible Preferred Securities. The sole assets of the Trust were QUALCOMM Incorporated 5 3/4% Convertible Subordinated Debentures due February 24, 2012. The Company fully and unconditionally guaranteed the obligations of the Trust related to the Trust Convertible Preferred Securities. The Trust Convertible Preferred Securities were convertible into Company common stock at the rate of 5.5056 shares of Company common stock for each Trust Convertible Preferred Security (equivalent to a conversion price of $9.082054 per share of common stock). Distributions on the Trust Convertible Preferred Securities were payable quarterly by the Trust. The Trust Convertible Preferred Securities were subject to mandatory redemption on February 24, 2012, at a redemption price of $50 per preferred security. The Company had the right to convert the Trust Convertible Preferred Securities, in whole or in part, on or after March 4, 2000. The Company was required to pay a premium over the initial conversion price if securities were converted prior to March 4, 2002. As a result of the Leap Wireless Spin-off, and pursuant to a resolution of the Board of Directors of QUALCOMM, each QUALCOMM Trust Convertible Preferred Security was convertible, subject and pursuant to the terms of the Convertible Subordinated Debentures, into both QUALCOMM common stock and Leap Wireless common stock at the rate of 5.5056 and 0.17205 shares, respectively, for each QUALCOMM Trust Convertible Preferred Security.

      During fiscal 2000, approximately 13,191,000 Trust Convertible Preferred Securities were converted into approximately 72,623,000 shares of common stock. As of September 30, 2000, all Trust Convertible Preferred Securities had been converted into common stock.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 8 — Income Taxes

      The components of income tax provision for the years ended September 30 were as follows (in thousands):

	2001	2000	1999

Current provision:
Federal	$274,316	$289,135	$143,534
State	69,640	54,423	22,211
Foreign	77,276	62,385	36,657

	421,232	405,943	202,402

Deferred (benefit) provision:
Federal	(279,730)	97,522	(86,996)
State	(37,001)	23,129	(9,599)

	(316,731)	120,651	(96,595)

	$104,501	$526,594	$105,807

      The following is a reconciliation from the expected statutory federal income tax provision to the Company’s actual income tax provision for the years ended September 30 (in thousands):

	2001	2000	1999

Expected income tax provision at federal statutory tax rate	$(149,208)	$418,881	$107,363
State income tax (benefit) provision, net of federal benefit	(22,168)	62,234	15,951
Foreign taxes	77,277	62,385	36,657
Permanent differences	6,567	8,382	(701)
Foreign differential	2,665	7,896	2,809
Goodwill amortization and purchased in-process technology	95,728	79,811	—
Valuation allowance	185,217	—	—
Tax credits	(101,044)	(104,497)	(56,800)
Alternative Minimum Tax	4,165	—	—
Other	5,302	(8,498)	528

Actual income tax provision	$104,501	$526,594	$105,807

      The Company did not provide for United States income taxes and foreign withholding taxes on a cumulative total of approximately $217 million of undistributed earnings for certain non-United States subsidiaries. The Company intends to reinvest these earnings indefinitely in operations outside the United States.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      At September 30, 2001 and 2000, the Company had net deferred tax assets as follows (in thousands):

	2001	2000

Accrued liabilities	$451,912	$127,942
Deferred revenue	186,094	16,153
Unrealized loss on marketable securities	71,988	62,658
Unused net operating losses	184,725	289,613
Tax credits	324,793	214,349
Unrealized loss on investments	89,720	—

Total gross assets	1,309,232	710,715
Valuation allowance	(1,208,107)	(584,001)

Total net deferred assets	101,125	126,714

Purchased intangible assets	(7,319)	(11,496)
Deferred contract costs	(42,524)	—
Unrealized gain on marketable securities	(7,817)	(73,659)
Other basis differences	(36,434)	(41,559)

Total deferred liabilities	$(94,094)	$(126,714)

      The Company has provided a valuation allowance on substantially all of its net deferred tax assets because of uncertainty regarding their realizability due to the expectation that deductions from future employee stock option exercises and related deductions will exceed future taxable income. If and when recognized, the tax benefit of these deferred assets will primarily be accounted for as a credit to stockholders’ equity rather than as a reduction of the income tax provision.

      At September 30, 2001, the Company had unused net operating losses, manufacturing, research, foreign tax and alternative minimum tax credits expiring from 2002 through 2021. The unused net operating tax losses were generated by the exercise of non-qualified employee stock options.

      Cash amounts paid for income taxes were $75 million, $44 million and $68 million for fiscal 2001, 2000 and 1999, respectively.

Note 9 — Capital Stock

Common Stock Warrants

      In March 2000, the Company assumed warrants to purchase 11,000, 68,000, and 7,000 shares of common stock at $10.21, $2.91, and $6.56 per share, respectively, as a result of the acquisition of SnapTrack. In April 2000, the Company issued 86,000 shares of common stock upon the exercise of the warrants.

Preferred Stock

      The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of Preferred Share Purchase Rights, the Company’s Board of Directors designated 1,500,000 shares of preferred stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Preferred Share Purchase Rights. At September 30, 2001 and 2000, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Plan

      During fiscal 1996, the Board of Directors implemented a Preferred Share Purchase Rights Plan (Rights Plan) to protect stockholders’ rights in the event of a proposed takeover of the Company. Under the Rights

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Plan, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Plan, each Right entitles the registered holder to purchase from the Company a one one-hundredth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, at a purchase price of $250. In November 1999, the Rights Plan was amended to provide that the purchase price be set at $400. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 15% or more of the Company’s outstanding shares of common stock. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2005, are redeemable in whole, but not in part, at the Company’s option at any time for a price of $0.005 per Right.

Note 10 — Employee Benefit Plans

Employee Savings and Retirement Plan

      The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense for fiscal 2001, 2000 and 1999 was $19 million, $17 million and $17 million, respectively.

Stock Option Plans

      The Board of Directors may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of grant. The 2001 Stock Option Plan (the 2001 Plan) was adopted and replaced the 1991 Stock Option Plan (the 1991 Plan) which expired in August 2001. The shares reserved under the 2001 Plan are equal to the number of shares available for future grant under the 1991 Plan on the date the 2001 Plan was approved by the Company’s stockholders. At that date, 50,541,570 shares were available for future grants under the 2001 Plan. This share amount is automatically increased by the amount equal to the number of shares subject to any outstanding option under the 1991 Plan that expires or is terminated or cancelled following the date that the 2001 Plan was approved by stockholders. The Board of Directors of the Company may terminate the 2001 Plan at any time. The 2001 Plan provides for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over periods not exceeding six years and are exercisable for up to ten years from the grant date. At September 30, 2001, options for 57,787,000 shares were exercisable at prices ranging from $1.09 to $172.38 for an aggregate exercise price of $682 million.

      The Company has adopted the 2001 Non-Employee Directors’ Stock Option Plan (the 2001 Directors’ Plan) which replaces the 1998 Non-Employee Directors’ Stock Option Plan. The shares reserved under the 2001 Directors’ Plan are equal to the number of shares available for future grant under the 1998 Directors’ Plan on the date the 2001 Directors’ Plan was approved by the Company’s stockholders. At that date, 2,050,000 shares were available for future grants under the 2001 Directors’ Plan. This share amount is automatically increased by the amount equal to the number of shares subject to any outstanding option under the 1998 Directors’ Plan that expires or is terminated or cancelled following the date that the 2001 Directors’ Plan was approved by stockholders. The Board of Directors of the Company may terminate the 2001 Directors’ Plan at any time. This plan provides for non-qualified stock options to be granted to non-employee directors at fair market value, vesting over periods not exceeding five years and are exercisable for up to ten years from the grant date. At September 30, 2001, options for 2,678,000 shares were exercisable at prices ranging from $2.78 to $133.00 per share for an aggregate exercise price of $18 million.

      In March 2000, the Company assumed 1,560,000 outstanding stock options under the SnapTrack, Inc. 1995 Stock Option Plan (the SnapTrack Plan), as amended with respect to the acquisition. The SnapTrack Plan expired on the date of acquisition, and no additional shares may be granted under that plan. The

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

SnapTrack Plan provided for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over periods not exceeding four years and are exercisable for up to ten years from the grant date. At September 30, 2001, options for 283,000 shares were exercisable at prices ranging from $0.02 to $5.26 for an aggregate exercise price of $0.4 million.

      A summary of stock option transactions for the plans follows (number of shares in thousands):

		Options Outstanding

	Options		Exercise Price Per Share
	Shares
	Available	Number		Weighted
	for Grant	of Shares	Range	Average

Balance at September 30, 1998	31,824	180,572	$0.61 to $8.56	$5.19
Additional shares reserved	28,000	—	—	—
Options granted	(18,964)	18,964	4.95 to 48.10	13.03
Options canceled	25,336	(25,336)	0.61 to 29.39	5.85
Options exercised	—	(48,994)	0.61 to 8.56	4.39

Balance at September 30, 1999	66,196	125,206	$1.09 to $48.10	$6.56
Additional shares reserved(a)	1,560	—	—	—
Options assumed(a)	(1,560)	1,560	0.02 to 5.30	1.32
Options granted	(9,523)	9,523	46.93 to 172.38	84.30
Options canceled	4,306	(4,306)	2.06 to 140.00	13.94
Options exercised	—	(22,015)	0.02 to 112.50	4.96

Balance at September 30, 2000	60,979	109,968	$0.02 to $172.38	$13.25
Additional shares reserved(a)	6	—	—	—
Options assumed(a)	(6)	6	0.02 to 5.30	1.32
Plan shares expired(b)	(58)	—	—	—
Options granted	(15,589)	15,589	45.54 to 100.50	71.17
Options cancelled	2,557	(2,557)	1.02 to 140.00	27.83
Options exercised	—	(14,831)	0.13 to 83.50	6.28

Balance at September 30, 2001	47,889	108,175	$0.02 to $172.38	$22.20

(a)	Represents activity related to options that were assumed as a result of the acquisition of SnapTrack in March 2000.

(b)	Represents shares available for future grant cancelled pursuant to the SnapTrack escrow agreement.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      The following table summarizes information about fixed stock options outstanding at September 30, 2001 (number of shares in thousands):

	Options Outstanding

		Weighted		Options Exercisable
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Range of	Number	Life	Exercise	Number	Exercise
Exercise Prices	of Shares	(In Years)	Price	of Shares	Price

$0.02 to $3.39	9,978	3.15	$2.92	8,893	$2.94
$3.43 to $6.21	33,190	4.56	5.03	28,220	4.95
$6.25 to $8.01	31,767	6.45	7.10	15,399	7.09
$8.02 to $19.25	7,753	7.08	13.94	3,196	14.04
$23.83 to $66.33	9,794	8.89	54.13	1,524	45.82
$66.35 to $83.50	8,649	8.73	75.27	2,044	77.67
$86.00 to $172.38	7,044	8.89	98.02	1,472	102.82

	108,175	6.17	22.20	60,748	11.52

Employee Stock Purchase Plans

      The Company has employee stock purchase plans for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The 2001 Employee Stock Purchase Plan (the 2001 Purchase Plan) was adopted and replaces the 1991 Employee Stock Purchase Plan which expired in August 2001. The 2001 Purchase Plan authorizes up to 12,154,733 shares to be granted until the Board of Directors of the Company terminates the 2001 Purchase Plan. The 1996 Non-Qualified Employee Stock Purchase Plan authorizes up to 200,000 shares to be granted at anytime. During fiscal 2001, 2000 and 1999, shares totaling 758,000, 749,000 and 4,774,000 were issued under the plans at an average price of $50.16, $37.75 and $5.44 per share, respectively. At September 30, 2001, 12,240,049 shares were reserved for future issuance.

Executive Retirement Plans

      The Company has voluntary retirement plans that allow eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, the Company matches up to 10% of the participants’ deferral in Company common stock based on the then-current market price, to be distributed to the participant upon eligible retirement. The income deferred and the Company match held in trust are unsecured and subject to the claims of general creditors of the Company. Company contributions begin vesting based on certain minimum participation or service requirements, and are fully vested at age 65. Participants who terminate employment forfeit their unvested shares. All shares forfeited are used to reduce the Company’s future matching contributions. The plans authorize up to 800,000 shares to be allocated to participants at anytime. During fiscal 2001 and 2000, no shares were issued under the plans. During fiscal 1999, there were 220,000 shares, net of forfeitures, issued under the plans. The Company’s matching contribution net of amounts forfeited during fiscal 2001, 2000 and 1999 amounted to $3 million, $2 million and $1 million, respectively. At September 30, 2001, 307,753 shares, including 129,137 issued and unallocated forfeited shares, were reserved for future allocation.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accounting for Stock-Based Compensation

      Pro forma information regarding net income and net earnings per common share has been estimated at the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

				Employee Stock
	Stock Option Plans			Purchase Plans

	2001	2000	1999	2001	2000	1999

Risk-free interest rate	5.0%	6.3%	5.2%	4.4%	5.7%	4.7%
Volatility	63.0%	57.0%	51.0%	78.0%	72.0%	51.0%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Expected life (years)	6.0	5.5	6.0	0.5	0.5	0.5

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable and negotiable in a free trading market. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated fair values of stock options granted during fiscal years 2001, 2000 and 1999 were $44.25, $48.62 and $7.14 per share, respectively. The weighted average estimated fair values of shares granted under the Employee Stock Purchase Plans during fiscal years 2001, 2000 and 1999 were $24.20, $31.95 and $2.80, respectively.

      For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods. The pro forma effects of recognizing compensation expense under the fair value method on net income and net earnings per common share for the years ended September 30 were as follows (in thousands, except for net earnings per share):

	2001		2000		1999

	As reported	Pro forma	As reported	Pro forma	As reported	Pro forma

Net (loss) income	$(548,743)	$(715,867)	$670,211	$570,044	$200,879	$149,100
Net (loss) earnings per common share:
Basic	$(0.73)	$(0.95)	$0.93	$0.79	$0.34	$0.25
Diluted	$(0.73)	$(0.95)	$0.85	$0.71	$0.31	$0.23

      The effects on pro forma disclosures of applying the fair value method are not likely to be representative of the effects on pro forma disclosures of future years because the fair value method is applicable only to options granted subsequent to September 30, 1995.

Note 11 — Commitments and Contingencies

Litigation

      Schwartz, et al v.QUALCOMM: On December 14, 2000, 77 former QUALCOMM employees filed a lawsuit against the Company in the District Court for Boulder County, Colorado, alleging claims for intentional misrepresentation, nondisclosure and concealment, violation of C.R.S. Section 8-2-104 (obtaining workers by misrepresentation), breach of contract, breach of the implied covenant of good faith and fair dealing, promissory estoppel, negligent misrepresentation, unjust enrichment, violation of California Labor Code Section 970, violation of California Civil Code Sections 1709-1710, rescission, violation of California Business & Professions Code Section 17200 and violation of California Civil Code Section 1575. Since then, four other individuals have joined the suit as plaintiffs. Although there can be no assurance that an

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

unfavorable outcome of the dispute would not have a material adverse effect on the Company’s operating results, liquidity or financial position, the Company believes the claims are without merit and will vigorously defend the action.

      GTE Wireless Incorporated (GTE) v.QUALCOMM: On June 29, 1999, GTE filed an action in the United States District Court for the Eastern District of Virginia asserting that wireless telephones sold by the Company infringe a single patent allegedly owned by GTE. On September 15, 1999, the Court granted the Company’s motion to transfer the action to the United States District Court for the Southern District of California. Trial has been set for June 3, 2002. Although there can be no assurance that an unfavorable outcome of the dispute would not have a material adverse effect on the Company’s operating results, liquidity or financial position, the Company believes the action is without merit and will vigorously defend the action.

      Durante, et al v. QUALCOMM: On February 2, 2000, four former QUALCOMM employees filed a putative class action against the Company, ostensibly on behalf of themselves and those former employees of the Company whose employment was terminated in April 1999. Virtually all of the purported class of plaintiffs received severance packages at the time of the termination of their employment, in exchange for a release of claims, other than federal age discrimination claims, against the Company. The complaint was filed in California Superior Court in and for the County of Los Angeles and purports to state ten causes of action including breach of contract, age discrimination, violation of Labor Code Section 200, violation of Labor Code Section 970, unfair business practices, intentional infliction of emotional distress, unjust enrichment, breach of the covenant of good faith and fair dealing, declaratory relief and undue influence. The complaint seeks an order accelerating all unvested stock options for the members of the class. On June 27, 2000, the case was ordered transferred from Los Angeles County Superior Court to San Diego County Superior Court. On July 3, 2000, the Company removed the case to the United States District Court for the Southern District of California, and discovery has commenced. On May 29, 2001, the Court dismissed all plaintiffs’ claims except for claims arising under the federal Age Discrimination in Employment Act. On July 16, 2001, the Court granted condition class certification on the remaining claims, to be revisited by the Court at the end of the discovery period. Although there can be no assurance that an unfavorable outcome of the dispute would not have a material adverse effect on the Company’s operating results, liquidity or financial position, the Company believes the claims are without merit and will vigorously defend the action.

      Zoltar Satellite Alarm Systems, Inc. v. QUALCOMM and SnapTrack: On March 30, 2001, Zoltar Satellite Alarm Systems, Inc. filed suit against QUALCOMM and SnapTrack, a QUALCOMM wholly-owned subsidiary, alleging infringement of three patents. On August 27, 2001, Zoltar filed an amended complaint adding Sprint Corp. as a named defendant and narrowing certain infringement claims against QUALCOMM and SnapTrack. Since then, Zoltar has stated its intention to dismiss Sprint Corp. as a defendant. QUALCOMM and SnapTrack have filed responsive pleadings and discovery has commenced. Although there can be no assurance that an unfavorable outcome of this dispute would not have a material adverse effect on QUALCOMM’s operating results, liquidity or financial position, QUALCOMM believes the claims are without merit and will vigorously defend the action.

      The Company is engaged in other legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on its operating results, liquidity or financial position.

Operating Leases

      The Company leases certain of its facilities and equipment under noncancelable operating leases, with terms ranging from two to ten years and with provisions for cost-of-living increases. Rental expense for these facilities and equipment for fiscal 2001, 2000 and 1999 was $28 million, $19 million and $17 million, respectively. Future minimum lease payments in each of the next five years from fiscal 2002 through 2006 are $35 million, $27 million, $17 million, $13 million and $10 million, respectively, and $13 million thereafter.

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Purchase Obligations

      The Company has agreements with certain suppliers to purchase components and estimates its noncancelable obligations under these agreements to be approximately $1 million through fiscal 2003. The Company also has commitments to purchase telecommunications and research and development services for approximately $28 million in fiscal 2002 and $16 million in each of the subsequent fiscal years through 2006.

Letters of Credit, Financial Guarantees and Other Financial Commitments

      On December 22, 1999 and April 25, 2000, the Company and Pegaso Telecomunicaciones, S.A. de C.V. (Pegaso) executed commitment letters in which the Company agreed to underwrite up to $500 million of debt financing to Pegaso and its wholly-owned subsidiary, Pegaso Comunicaciones y Sistemas, a CDMA wireless operating company in Mexico. No amounts were drawn on this commitment, and it expired on June 15, 2001.

      In May 1999, the Company agreed to advance $115 million, including capitalized interest, under a bridge facility to Pegaso. Subsequent amendments to the bridge facility extended amounts available under the facility and its final maturity and increased the interest rate. At the end of fiscal 2001, $414 million was outstanding under the bridge facility, net of deferred interest and unearned fees. The facility was payable in full on September 19, 2001 or August 29, 2002 if certain milestones were met, including the completion of a strategic sale or merger with a third party. The bridge facility was amended in October 2001 to, among other things, change the timing of milestones required for the August 29, 2002 maturity from September 19 to October 31, 2001 and reduce the interest rate from 20% to 19% on a prospective basis in exchange for the granting of a second lien on substantially all of Pegaso’s assets.

      The Company also has an equipment loan facility with Pegaso. At September 31, 2001, $260 million was outstanding under the equipment loan facility, net of deferred interest and unearned fees. The equipment loan facility is payable through December 31, 2006 and bears interest at LIBOR plus 4.5%. The Company has a further commitment to provide an additional $96 million in long-term financing to Pegaso under its arrangement with Ericsson (Note 3), subject to Pegaso meeting certain conditions.

      A strategic sale or merger was not completed by October 31, 2001, such that Pegaso failed to meet covenants in both the amended bridge facility and the equipment loan. On October 31, 2001, Pegaso also failed to make a scheduled payment of approximately $3 million on the equipment loan. Pegaso is currently engaged in strategic discussions with a third party for a potential sale or merger, and the Company is actively working with Pegaso and the third party to complete a transaction or, alternatively, to assist Pegaso in raising additional funds. As the transaction did not close on the targeted date of October 31, 2001 and such additional financing is not certain, the Company ceased accruing interest on these loans effective at the beginning of the fourth fiscal quarter of 2001.

      In March 2001, the Company transferred a $125 million Auction Discount Voucher (ADV) to Leap Wireless to support its spectrum acquisition activities in the FCC’s current auction of PCS spectrum. The transfer was funded under the Company’s $125 million senior credit facility with Leap Wireless, and the face value was recorded as a note receivable on the Company’s balance sheet. The facility is repayable in a lump sum payment, including principal and interest accrued through October 2002, no later than March 9, 2006. After October 2002, interest is payable semi-annually. The facility bears interest at LIBOR plus 7.5%. The Company deferred the recognition of income related to the ADV transfer due to Leap Wireless’ right to return the ADV in satisfaction of the note within two years upon the occurrence of certain future events. In August 2001, Leap Wireless transferred the ADV back to the Company, and the Company removed the note receivable and the related deferred income from the balance sheet. In September 2001, the Company recognized $11 million in other operating income related to the irrevocable transfer of a portion of the ADV to another third-party. Under the terms of the senior credit facility with Leap Wireless, the Company is committed to fund up to $125 million as a result of the return of the ADV until the earlier of settlement of the FCC auction or Leap Wireless’ withdrawal from the auction. At September 30, 2001, no cash has been

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

advanced to Leap Wireless, but $1 million in loan fees and accrued interest were outstanding under the facility.

      In addition to the financing commitments to Leap Wireless and Ericsson (Note 3), the Company had $4 million of letters of credit and $12 million of other financial guarantees and commitments outstanding as of September 30, 2001, none of which were collateralized.

Note 12 — Segment Information

      The Company is organized on the basis of products and services. Reportable segments are as follows: QUALCOMM CDMA Technologies (QCT) is a leading developer and supplier worldwide of CDMA-based integrated circuits and system software for wireless voice and data communications and global positioning products; QUALCOMM Technology Licensing (QTL) licenses third parties to design, manufacture, and sell products incorporating the Company’s technologies; and QUALCOMM Wireless Systems (QWS) designs, manufactures, markets, and deploys infrastructure and handset products for use in terrestrial and non-terrestrial CDMA wireless and satellite networks and provides satellite and terrestrial-based two-way data messaging and position reporting services to transportation companies and private fleets. The Company sold its terrestrial-based CDMA wireless consumer phone business, the former operating segment, QUALCOMM Consumer Products (QCP), to Kyocera in February 2000 (Note 14).

      The Company evaluates the performance of its segments based on earnings before income taxes and accounting change (EBT), excluding certain impairment and other charges that are not allocated to the segments for management reporting purposes. EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Segment data includes intersegment revenues. Segment assets are comprised of accounts receivable, finance receivables and inventory. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets.

      The table below presents information about reported segments for the years ended September 30 (in thousands):

				Reconciling
	QCT	QTL	QWS	Items	Total

2001
Revenues	$1,364,687	$781,939	$407,686	$125,474	$2,679,786
EBT	305,546	716,643	66,155	(1,514,649)	(426,305)
Total assets	296,638	180,276	829,432	4,440,787	5,747,133
2000
Revenues	$1,238,702	$705,484	$720,907	$531,687	$3,196,780
EBT	391,519	633,336	272,202	(100,252)	1,196,805
Total assets	296,054	160,604	1,118,644	4,487,680	6,062,982
1999
Revenues	$1,133,422	$454,163	$939,780	$1,409,934	$3,937,299
EBT	427,994	404,947	20,220	(546,475)	306,686
Total assets	187,517	91,368	868,143	3,387,922	4,534,950

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      Other reconciling items for the years ended September 30 were comprised as follows (in thousands):

	2001	2000	1999

Revenues
Revenues from external customers of QCP segment sold	$—	$541,856	$1,469,637
Elimination of intersegment revenue	(61,444)	(190,950)	(382,796)
Other products	186,918	180,781	323,093

Reconciling items	$125,474	$531,687	$1,409,934

Earnings before income taxes
Unallocated corporate expenses	$(1,138,323)	$(337,456)	$(337,723)
EBT of QCP segment sold	—	(70,073)	(39,983)
Unallocated interest expense	(9,632)	(2,204)	(11,595)
Unallocated investment (loss) income, net	(334,631)	391,749	26,610
Distributions on Trust Convertible Preferred Securities of subsidiary trust	—	(13,039)	(39,297)
Intracompany eliminations	4,547	(73,848)	(130,676)
Other	(36,610)	4,619	(13,811)

Reconciling items	$(1,514,649)	$(100,252)	$(546,475)

      Generally, revenues between operating segments are based on prevailing market rates or an approximation thereof. Unallocated corporate expenses for fiscal 2001 included $626 million in charges related to the Globalstar business (Note 4), $152 million in charges related to the Vesper Companies (Note 4), and $252 million for amortization of goodwill and other acquisition-related intangible assets. Unallocated corporate expenses for fiscal 2000 included $83 million in charges related to the sale of the terrestrial-based CDMA wireless consumer phone business (Note 14), $60 million for in-process technology related to the SnapTrack acquisition (Note 13), and $146 million for amortization of goodwill and other acquisition-related intangible assets. Unallocated corporate expenses for fiscal 1999 include $331 million related to the sale of certain assets of the Company’s terrestrial CDMA wireless infrastructure business (Note 14), restructuring charges (Note 16) and other asset impairments.

      Specified items included in segment EBT for years ended September 30 were as follows (in thousands):

	QCT	QTL	QWS

2001
Revenues from external customers	$1,360,427	$727,564	$404,877
Intersegment revenues	4,260	54,375	2,809
Interest income	2,366	122	81,358
Equity in losses of investees	—	—	(2,056)
2000
Revenues from external customers	$1,130,216	$628,766	$715,161
Intersegment revenues	108,486	76,718	5,746
Interest income	—	—	110,419
Equity in losses of investees	—	—	(1,206)
1999
Revenues from external customers	$896,484	$343,242	$928,696
Intersegment revenues	236,938	110,921	11,084
Interest income	—	—	16,889
Equity in losses of investees	—	—	(7,074)

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      Sales information by geographic area for the years ended September 30 was as follows (in thousands):

	2001	2000	1999

United States	$942,579	$1,681,104	$2,459,838
South Korea	937,504	711,588	881,494
Other Foreign	799,703	804,088	595,967

	$2,679,786	$3,196,780	$3,937,299

      The Company distinguishes revenues from external customers by geographic areas based on customer location.

      The net book value of long-lived assets located outside of the United States was $10 million, $10 million and $16 million at September 30, 2001, 2000 and 1999, respectively.

Note 13 — Acquisitions

SnapTrack, Inc.

      In March 2000, the Company completed the acquisition of all of the outstanding capital stock of SnapTrack, Inc. (SnapTrack), a developer of wireless position location technology, in a transaction accounted for as a purchase. The purchase price was approximately $1 billion, representing the value of QUALCOMM shares issued to effect the purchase, the value of vested and unvested options and warrants exchanged at the closing date and estimated transaction costs of $2 million. The allocation of purchase price, based on the estimated fair values of the acquired assets and assumed liabilities, reflects acquired goodwill of $948 million, purchased in-process technology of $60 million and other intangible assets of $34 million. Tangible assets acquired and liabilities assumed were not material to the Company’s financial statements. Amounts allocated to goodwill and other intangible assets are amortized on a straight-line basis over their estimated useful lives of four years. The acquisition has been treated as a non-cash transaction in the statement of cash flows.

      Purchased in-process technology was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. The fair values for each of the in-process technologies were determined by estimating the resulting net cash flows from such products after their completion and commercialization, discounting the net cash flows to present value, and applying the percentage completion of the projects thereto. The fair value of in-process technology was determined to be $60 million, including Multimedia ASIC ($27 million), Server Release 2.0 ($23 million), DSP Release 2.0 ($8 million) and the pager product ($2 million). Net cash flow projections were made based on an assessment of customer needs and the expected pricing and cost structure. If these projects are not developed, future revenue and profitability of QUALCOMM may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

      The consolidated financial statements include the operating results of SnapTrack from the date of acquisition. Unaudited pro forma operating results for the Company, assuming the acquisition of SnapTrack had been made at the beginning of the years ended September 30, were as follows (in thousands, except per share data):

	2000	1999

	(unaudited)
Revenues	$3,197,119	$3,937,364

Net income (loss)	$619,226	$(50,915)

Basic earnings (loss) per common share	$0.86	$(0.08)

Diluted earnings (loss) per common share	$0.78	$(0.08)

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      These pro forma results have been prepared for comparative purposes only and may not be indicative of the operating results which actually would have occurred had the combination been in effect at the beginning of the respective periods or of future operating results of the consolidated entities.

Note 14 — Disposition of Assets and Other Charges

      In February 2000, the Company sold its terrestrial-based CDMA wireless consumer phone business, including its phone inventory, manufacturing equipment and customer commitments, to Kyocera Wireless (Kyocera). Under the agreement with Kyocera, Kyocera agreed to purchase a majority of its CDMA integrated circuit sets and system software requirements from QUALCOMM for a period of five years. Kyocera will continue its existing royalty-bearing CDMA license agreement with QUALCOMM. QUALCOMM received $242 million, including interest, during fiscal 2000 for the net assets sold.

      As part of the agreement with Kyocera, QUALCOMM formed a new subsidiary that has a substantial number of employees from QUALCOMM Consumer Products business to provide services to Kyocera on a cost-plus basis to support Kyocera’s phone business for up to three years. In addition, selected employees of QPE were transferred to Kyocera. As a condition of the purchase, QPE paid down and cancelled its two revolving credit agreements. QUALCOMM recorded $83 million in charges during fiscal 2000 to reflect the estimated difference between the carrying value of the net assets and the consideration received from Kyocera, less costs to sell, and employee termination costs.

      In May 1999, the Company sold certain of its assets related to its terrestrial CDMA wireless infrastructure business to Ericsson and entered into various license and settlement agreements with Ericsson. Pursuant to the Company’s agreement with Ericsson, the Company has and will extend financing for possible future sales by Ericsson of infrastructure equipment and related services to specific customers in certain geographic areas, including Brazil, Chile, Mexico, and Russia or in other areas selected by Ericsson (Note 3). The Company recorded charges of $251 million during fiscal 1999 related to the sale of its terrestrial CDMA wireless infrastructure business.

      The Company leases certain facilities to Ericsson and Kyocera under noncancelable operating leases, with provisions for cost-of-living increases. The leases expire on various dates through May 31, 2004 and February 20, 2005, respectively, and generally provide for renewal options thereafter. Future minimum rentals in each of the next four years from fiscal 2002 to 2005 are $21 million, $21 million, $17 million and $4 million, including $1 million in fiscal 2002 and fiscal 2003 related to subleases.

Note 15 — Spin-Off of Leap Wireless International, Inc.

      On September 23, 1998, the Company completed the spin-off and distribution (the Distribution or Leap Wireless Spin-off) to its stockholders of shares of Leap Wireless. In connection with the Distribution, the Company transferred to Leap Wireless its joint venture and equity interests in certain domestic and international emerging terrestrial-based wireless telecommunications operating companies and recorded a $17 million liability in connection with its agreement to transfer its ownership interest in Telesystems of Ukraine (TOU), a wireless telecommunications company in Ukraine, and its working capital loan receivable from TOU (TOU assets) to Leap Wireless if certain events occurred within 18 months of the Leap Wireless Spin-off. During the first six months of fiscal 1999, the Company provided an additional $2 million working capital loan to TOU and recorded 100% of the losses of TOU, net of eliminations, because the other investors’ equity interests were depleted. In March 1999, the Company reassessed the recoverability of TOU assets in light of certain developments affecting the TOU business and the disposition of other assets related to the terrestrial CDMA wireless infrastructure business (Note 14). As a result, the Company recorded a $15 million non-operating charge to write off the TOU assets, as well as a $12 million charge to operations to write off other assets related to the TOU contract, and the adjusted liability to transfer TOU to Leap Wireless of $15 million was reversed against equity as an adjustment to the Distribution. As of September 30, 1999, all TOU assets

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

were written off. In fiscal 2001, the Company assessed its remaining liabilities related to the Leap Wireless spin-off and reversed $2 million against equity as an adjustment to the Distribution.

      In connection with the Distribution, Leap Wireless issued to QUALCOMM a warrant to purchase 5,500,000 shares of Leap Wireless common stock at $6.10625 per share. The Company recorded the warrant at its predecessor basis of $24 million net of the related deferred tax liability. In March 1999, the Company agreed to reduce the number of shares under warrant to 4,500,000 in exchange for $3 million in consideration from Leap Wireless, resulting in a pre-tax loss of $3 million. The Company agreed to the cancellation to enable Leap Wireless to meet Federal Communications Commission regulatory requirements. At September 30, 2001 and 2000, the Company had the right to purchase 3,375,000 and 4,500,000 shares, respectively, of Leap Wireless common stock under warrants. The estimated fair values of the warrant at September 30, 2001 and 2000 were $49 million and $250 million, respectively, as calculated using the Black-Scholes option-pricing model.

Note 16 — Restructuring

      During January 1999, the Company completed a review of its operating structure to identify opportunities to improve operating effectiveness in connection with the Company’s plan to exit certain activities in its infrastructure equipment business. As a result of this review, management approved a formal restructuring plan that eliminated 651 positions. The Company recorded charges to operations of $15 million during the second quarter of fiscal 1999, including $10 million in employee termination costs, $3 million in asset impairments and $1 million in estimated net losses on subleases or lease cancellation penalties. The activities related to the restructuring have been completed. The following table presents the roll forward from the initial provision during fiscal 1999 to September 30, 2000 (in thousands):

			September 30,		September 30,
	Provisions	Deductions	1999	Deductions	2000

Employee termination costs	$10,162	$(10,162)	$—	$—	$—
Facility exit costs	4,397	(3,866)	531	(531)	—

Total	$14,559	$(14,028)	$531	$(531)	$—

Note 17 — Subsequent Events

      Effective October 25, 2001, Wireless Knowledge Inc. (Wireless Knowledge), a joint venture established by QUALCOMM and Microsoft Corp. (Microsoft) in 1998, acquired all shares held by Microsoft in exchange for an agreement that Microsoft’s royalty obligations under a Development, License, and Alliance Agreement dated July 19, 2000 by and between Wireless Knowledge and Microsoft would be considered fully paid, and certain other consideration. As a result, Wireless Knowledge will become a subsidiary of QUALCOMM.

Note 18 — Summarized Quarterly Data (Unaudited)

      The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. In the fourth quarter of fiscal 2001, the Company modified its revenue recognition policy on adoption of SAB No. 101 (Note 1).

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

      The table below presents quarterly data for the year ended September 30, 2001, as reported and as adjusted for the impact of the adoption of SAB No. 101, and for the year ended 2000, as reported. (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2001
Revenues
As reported on Form 10-Q	$684,021	$713,255	$640,027	N/A
Impact of SAB101 adjustment (4)	(28,812)	3,893	16,571	N/A

	$655,209	$717,148	$656,598	$650,831

Gross profit(2)
As reported on Form 10-Q	$388,100	$459,758	$407,157	N/A
Impact of SAB101 adjustment (4)	(33,821)	552	13,510	N/A

	$354,279	$460,310	$420,667	$409,427

(Loss) income before accounting changes
As reported on Form 10-Q	$(357,558)	$149,072	$(274,736)	N/A
Impact of SAB101 adjustment (4)	(17,304)	380	13,847	N/A

	$(374,862)	$149,452	$(260,889)	$(44,507)

Accounting changes, net of tax
As reported on Form 10-Q	$128,815	$—	$—	N/A
Impact of SAB101 adjustment (4)	(146,752)	—	—	N/A

	$(17,937)	$—	$—	$—

Net (loss) income
As reported on Form 10-Q	$(228,743)	$149,072	$(274,736)	N/A
Impact of SAB101 adjustment (4)	(164,056)	380	13,847	N/A

	$(392,799)	$149,452	$(260,889)	$(44,507)

Basic net (loss) earnings per common share(3)
Loss before accounting changes
As reported on Form 10-Q	$(0.48)	$0.20	$(0.36)	N/A
Impact of SAB101 adjustment(4)	(0.02)	—	0.02	N/A

	$(0.50)	$0.20	$(0.34)	$(0.06)

Accounting changes, net of tax
As reported on Form 10-Q	$0.17	$—	$—	N/A
Impact of SAB101 adjustment(4)	(0.19)	—	—	N/A

	$(0.02)	$—	$—	$—

Net (loss) income
As reported on Form 10-Q	$(0.31)	$0.20	$(0.36)	N/A
Impact of SAB101 adjustment(4)	(0.21)	—	0.02	N/A

	$(0.52)	$0.20	$(0.34)	$(0.06)

Diluted net (loss) earnings per common share(3)
Loss before accounting changes
As reported on Form 10-Q	$(0.48)	$0.18	$(0.36)	N/A
Impact of SAB101 adjustment(4)	(0.02)	0.01	0.02	N/A

	$(0.50)	$0.19	$(0.34)	$(0.06)

Accounting changes, net of tax
As reported on Form 10-Q	$0.17	$—	$—	N/A
Impact of SAB101 adjustment(4)	(0.19)	—	—	N/A

	$(0.02)	$—	$—	$—

Net income
As reported on Form 10-Q	$(0.31)	$0.18	$(0.36)	$—
Impact of SAB101 adjustment(4)	(0.21)	0.01	0.02	—

	$(0.52)	$0.19	$(0.34)	$(0.06)

2000(5)
Revenues(1)	$1,120,073	$727,741	$713,521	$635,445
Gross profit(2)	471,325	377,345	438,569	402,419
Net income	177,119	199,716	154,701	138,675
Basic net earnings per common share(3)	$0.27	$0.28	$0.21	$0.19
Diluted net earnings per common share(3)	$0.23	$0.25	$0.19	$0.17

QUALCOMM INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(1)	The decrease in revenues from the first quarter to the second quarter of fiscal 2000 was primarily due to a decrease in the terrestrial-based CDMA wireless consumer product revenue as a result of the sale of the business in February 2000.

(2)	Gross profit is calculated by subtracting cost of revenues from total revenues.

(3)	Earnings per share are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly net earnings per share amounts may not equal the annual amounts reported.

(4)	See Note 1 for an explanation of the impact of the adoption of SAB 101.

(5)	The pro forma impact of the adoption of SAB 101 on fourth quarter fiscal 2000 results was to decrease revenues by $21 million, gross profit by $23 million, net income by $12 million, basic net earnings per common share by $0.02, and diluted net earnings per common share by $0.01.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to QUALCOMM Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone, DO NOT mail back your proxy. THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	QUALCOMM	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUALCOMM INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Vote On Directors
1.	To elect five Class II Directors whether by cumulative voting or otherwise, to hold office until the 2005 Annual Meeting of Stockholders.	[ ]	[ ]	[ ]

NOMINEES:	01) Robert E. Kahn 02) Jerome S. Katzin 03) Duane A. Nelles	04) Frank Savage 05) Brent Scowcroft

Vote On Proposal		For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending September 29, 2002.	[ ]	[ ]	[ ]

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature	Date	Signature (Joint Owners)	Date

PROXY	QUALCOMM INCORPORATED	PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 12, 2002

     The undersigned hereby appoints Irwin Mark Jacobs, Anthony S. Thornley and Steven R. Altman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Copley Symphony Hall, 750 B Street, San Diego, CA 92101, on Tuesday, February 12, 2002 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     YOUR VOTE IS IMPORTANT. If you will not be voting by telephone, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)